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Exhibit T3C

LUXFER HOLDINGS PLC

and

THE BANK OF NEW YORK

INDENTURE

Dated as of February            , 2007

Floating Rate Senior Notes due 2012

CROSS-REFERENCE TABLE

between the Trust Indenture of 1939 and the Indenture

TIA Section	Indenture Section
§310(a)(1)	7.10
(a)(2)	7.10
(a)(5)	7.10
(b)	7.3, 7.8
§311(a)	7.3
(b)	7.3
§312(a)	2.3, 2.5
(b)	11.2, 11.3
(c)	11.3
§313(a)	7.6
(b)(1)	7.6
(b)(2)	7.6
(c)	7.6, 11.2
(d)	7.6
§314(a)	4.6, 4.7, 11.2
(c)(1)	11.4
(c)(2)	11.4
(c)(3)	11.4
(e)	4.6, 11.5
§315(a)	7.1(b), 7.2
(b)	7.5, 11.2
(c)	7.1(a)
(d)	7.1(c)
(e)	6.11
§316(a)(last sentence)	2.15
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(b)	6.7, 9.4
(c)	9.4
§317(a)(1)	6.8
(a)(2)	2.4
(b)	2.4
§318(a)	11.1

NOTE: This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

2

i

EXHIBIT A
FORM OF NOTE	A-1

        INDENTURE, executed as a deed and dated as of [February 2007], between Luxfer Holdings PLC, a public limited company incorporated under the laws of England and Wales (with registered number 3690830), as issuer (the "Company"), and The Bank of New York, a banking corporation organized under the laws of the State of New York, as trustee (the "Trustee").

RECITALS OF THE COMPANY

        The Company and the Trustee are parties to that certain Indenture dated as of April 9, 1999 (the "Original Indenture"), pursuant to which the Company issued £160,000,000 of its 10 1/8% Senior Notes due 2009 (the "Existing Notes") which were sold to certain investors (or their successors and assigns) (the "Current Holders").

        The Company is seeking to effect a reorganization of its capital structure. Pursuant to this reorganization, which will be effected through two schemes of arrangement (the "Schemes") under Section 425 of the Companies Act, (i) the Existing Notes will be released and cancelled and the Original Indenture discharged; and (ii) in return for and in consideration of the release and cancellation of the claims related to the Existing Notes, the Company will issue to the Current Holders (other than certain Affiliates of the Company), the Company's Floating Rate Senior Notes due 2012 (the "Notes") in an initial aggregate principal amount of £68,525,000 plus an amount equivalent to £2,816.0959 per day from November 1, 2006 to the Closing Date (rounded to the nearest pound) and a cash payment of interest in part satisfaction of the accrued interest on the Existing Notes from May 2, 2006 to the Closing Date, £8,450,000 of which shall be used to acquire equity in the Company. Separately, certain eligible Current Holders have subscribed for an aggregate principal amount of £3,050,000 of the Notes. A portion of the interest and other payments in connection therewith on each Note may, at the Company's election, be paid through the issuance of additional Notes ("Additional Notes") as provided herein and in the relevant form of Note.

        The Company has duly authorized the execution and delivery of this Indenture to provide for the initial issuance of an aggregate principal amount of up to £71,575,000 plus an amount equivalent to £2,816.0959 per day from November 1, 2006 to the Closing Date (rounded to the nearest pound) of the Company's Notes to be issued as provided for in this Indenture, plus such amount of Additional Notes as the Company may, in its sole discretion, elect to issue from time to time.

        All things necessary to make this Indenture a valid deed of the Company have been done, and the Company has done all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee hereunder and duly issued by the Company, valid obligations of the Company as hereinafter provided.

        The parties hereto agree as follows for the benefit of each other and for the equal and proportionate benefit of the Holders of the Notes:

ARTICLE I.
DEFINITIONS AND INCORPORATION BY REFERENCE

        SECTION 1.1.    Definitions.

        "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person is merged with or into or consolidated with or becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by the Company or a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition or merger or consolidation shall not be Acquired Indebtedness.

        "Additional Amounts" has the meaning set forth in Section 4.17.

        "Additional Notes" has the meaning set forth in the second recital of this Indenture.

        "Adjusted Consolidated Net Income" means, for any period, the aggregate Consolidated Net Income of the Company and its consolidated Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication)

            (i)  the net profit (or loss) after tax of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period;

           (ii)  solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of Section 4.9 ("Limitation on Restricted Payments")(and, in such case, except to the extent includable pursuant to clause (i) above, the net profit (or loss) after tax of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

          (iii)  the net profit (or loss) after tax of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net profit (or loss) after tax is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

          (iv)  any net gains or losses (on an after-tax basis) attributable to Asset Sales;

           (v)  except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of Section 4.9 ("Limitation on Restricted Payments"), any amount paid as dividends on Preferred Stock or interest paid or accrued on loan stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries (other than loan stock pursuant to which no dividends, interest or principal may be paid until after the final maturity date of the Notes); and

          (vi)  all extraordinary or exceptional gains and extraordinary or exceptional losses, in each case on an after tax basis.

        "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Affiliate Transaction" has the meaning set forth in Section 4.13.

        "Agent" means any Registrar, Paying Agent, transfer agent, authenticating agent or co-registrar.

        "Asset Acquisition" means

            (i)  an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; or

           (ii)  an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

        "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of

            (i)  all or substantially all of the Capital Stock of any Restricted Subsidiary; or

           (ii)  all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

        "Asset Sale" means any conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of:

            (i)  all or any of the Capital Stock of any Restricted Subsidiary other than directors' qualifying shares or shares required by applicable law to be held by persons other than the Company or a Restricted Subsidiary; or

           (ii)  all or any of the property and assets of the Company or any of its Restricted Subsidiaries,

and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company, provided that "Asset Sale" shall not include

        (a)   sales or other dispositions of inventory, receivables and other current assets in the ordinary course of business of the Company or any Restricted Subsidiary;

        (b)   sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under Section 4.9 ("Limitation on Restricted Payments") and any Permitted Investment;

        (c)   sales of assets (other than Capital Stock of a Subsidiary) that have become obsolete for the purpose for which such assets are normally used and which are no longer required for use in connection with the business of the Company or any Restricted Subsidiary; or

        (d)   Dispositions of assets with an aggregate fair market value in any calendar year of less than £2,000,000.

        "Auditors" means the auditors for the time being of the Company or, if there shall be joint auditors, any one or more of such auditors or, in the event of any such auditors being unable or unwilling to carry out their duties referred to in this Indenture, such other auditors as may be nominated by the Company.

        "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

        "Bankruptcy Law" means (i) Title 11 of the U.S. Code, (ii) the Insolvency Act 1986 (together with the rules and regulations made pursuant thereto) or (iii) any other law of the United States, the United Kingdom, any political subdivision thereof or any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors as such law may be amended from time to time.

        "Bankruptcy Order" has the meaning set forth in Section 6.1(b).

        "Bare Trustee" means a special purpose vehicle to be set up by the Company to act as bare trustee on behalf of, among others, certain creditors of the Company in connection with the Schemes, which special purpose vehicle shall not Incur any Indebtedness and shall not engage in any business, other than as contemplated by and in accordance with the Schemes.

        "Board of Directors" means the Board of Directors of the Company or any committee of such Board of Directors authorized to act for it.

        "Board Resolution" means a copy of a resolution certified by a Director or the Secretary or an Assistant Secretary of the Company as having been duly adopted by the Board of Directors of the Company and as being in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" means any day (other than a Saturday or Sunday) on which banks in London, New York and [Location of Relevant Exchange] are open for business.

        "Calculation Agent" means the calculation agent that will determine the interest rate per annum (reset semi-annually) for the Notes, as provided in the Notes, and which will initially be the Trustee.

        "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

        "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

        "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease calculated in accordance with GAAP.

        "Change of Control" means the occurrence of one or more of the following events:

            (i)  a "Person" or "Group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing greater than 50 percent of total voting power of the Voting Stock of the Company, on a fully diluted basis;

           (ii)  any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or Group, together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Indenture);

          (iii)  on or after the consummation of any Public Equity Offering of a majority of the shares of the Company then outstanding, during any consecutive two-year period, individuals who at the beginning of such period constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's shareholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

          (iv)  the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Indenture.)

        "Clearstream" means Clearstream Banking, société anonyme.

        "Closing Date" means the date on which the Notes (excluding any Additional Notes) are originally issued under the Indenture.

        "Commission" or "SEC" means the United States Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the TIA, then the body performing such duties at such time.

        "Common Depositary" means The Bank of New York, as common depositary for Euroclear and Clearstream, and any successor common depositary nominated by Euroclear and Clearstream.

        "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, other than Preferred Stock of such Person, whether now outstanding or issued after the Closing Date, including, without limitation, all series and classes of such common stock.

        "Companies Act" means the Companies Act 1985 of the United Kingdom, as amended.

        "Company" means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means the successor.

        "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

            (i)  Consolidated Interest Expense;

           (ii)  taxation on profits and losses (other than income taxes (either positive or negative) attributable to exceptional or extraordinary and non-recurring gains or losses or sales of assets);

          (iii)  depreciation expense;

          (iv)  amortization expense; and

           (v)  all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP, provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

        "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with GAAP; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with Interest Rate Agreements; and interest on Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries to the extent actually paid by such entity) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof), all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

        "Consolidated Net Income" means net profit (or loss) after tax for the Company and its consolidated Subsidiaries for such period determined in conformity with GAAP.

        "Corporate Trust Office" means the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered (or administered in relation to this Indenture), which office is, at the date of this Indenture, located at One Canada Square, London E14 5AL.

        "Credit Agreement" means the Credit Agreement dated as of April 26, 2006, among Luxfer Group 2000 Limited, Luxfer Group Limited and certain of their respective Subsidiaries, as borrowers and/or guarantors thereunder, Bank of America, N.A. as Original Lender, Original Issuer and Original Hedging Party and Bank of America, N.A., the Facility Agent and Security Trustee, as such agreement may be amended, renewed, extended, substituted, refinanced, replaced, supplemented or otherwise modified from time to time, and includes (a) any related notes, guarantees and other agreements executed in connection therewith and (b) any agreement extending the maturity of all or any portion of the Indebtedness thereunder, adding additional borrowers or guarantors thereunder, and increasing the amount to be borrowed thereunder.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

        "Current Holders" has the meaning set forth in the first recital of this Indenture.

        "Custodian" has the meaning set forth in Section 6.1(b).

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Definitive Registered Security" means any Note issued in fully registered certificated form (other than a Global Note), which shall be substantially in the form of Exhibit A.

        "Determination Date", with respect to an Interest Period, will be the first London Banking Day preceding the first day of the Interest Period.

        "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is

            (i)  required to be redeemed prior to the Stated Maturity of the Notes;

           (ii)  redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or

          (iii)  convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes,

provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.16 ("Limitation on Asset Sales") and Section 4.18 ("Repurchase of Notes upon a Change of Control") and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the Section 4.16 ("Limitation on Asset Sales") and Section 4.18 ("Repurchase of Notes upon a Change of Control").

        "Employee" means any employee of the Company or any Restricted Subsidiary.

        "Euroclear" means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

        "Event of Default" has the meaning set forth in Section 6.1.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Holder" has the meaning set forth in Section 4.17.

        "Existing Notes" has the meaning set forth in the first recital of this Indenture.

        "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

        "GAAP" means International Financial Reporting Standards, accounting principles adopted by the International Accounting Standards Board and its predecessor, as adopted for use by the European Union, in effect as of the Closing Date. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to:

            (i)  the amortization of any expenses incurred directly in connection with the offering of these Notes and

           (ii)  the amortization of any amounts (including goodwill) required or permitted to be amortized as a result of purchase accounting adjustments for acquisitions under GAAP.

        "Global Notes" means the global Notes in fully registered certificated form that are deposited with the Common Depositary, which shall be substantially in the form of Exhibit A.

        "Government Obligations" means securities that are direct and unconditional obligations of the United Kingdom and are not callable or redeemable at the option of the issuer thereof.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

            (i)  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

           (ii)  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Holder" means the Person in whose name a Note is registered on the Registrar's books.

        "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, such

Indebtedness, including an "Incurrence" of Acquired Indebtedness, provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

        "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

            (i)  all indebtedness of such Person for borrowed money;

           (ii)  all obligations of such Person evidenced by bonds, debentures, Notes or other similar instruments;

          (iii)  all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

          (iv)  all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

           (v)  all Capitalized Lease Obligations;

          (vi)  all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

         (vii)  all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

        (viii)  to the extent not otherwise included in this definition, net obligations under Interest Rate Agreements, and obligations under Currency Agreements and Metal Hedging Agreements.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided:

  (A)
  that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, and

  (B)
  that Indebtedness shall not include any liability for federal, state, local or other taxes.

        "Indenture" means this Indenture as amended or supplemented from time to time pursuant to the terms hereof.

        "Interest Coverage Ratio" means, on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date as shown in the financial statements of the Company as approved by the Board of Directors (the "Four

Quarter Period") to (ii) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation:

  (A)
  pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder in effect on the last day of such Four Quarter Period adjusted, however, to give pro forma effect to (x) repayments to the extent that they reduced the amount of Indebtedness thereunder to the reduced commitment thereunder in effect on the Transaction Date and (y) Indebtedness Incurred thereunder that is projected, in the reasonable judgment of the senior management of the Company, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof) in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

  (B)
  Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

  (C)
  pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

  (D)
  pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period, provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an asset acquisition or asset disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available. In addition, to the extent that clauses (C) and (D) of the preceding sentence require that pro forma effect be given to an asset acquisition, the Consolidated EBITDA of the acquired entities shall be included after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and other distribution methods, reduction in taxes other than income taxes and other cost savings reasonably expected to be realized from and directly attributable to such acquisition, as determined in good faith by an officer of the Company, provided that such cost savings could be reflected in pro forma financial statements under applicable rules and regulations of the SEC with respect to offerings of similar securities.

        "Interest Payment Date", when used with respect to any Note, means each semi-annual interest payment date on May 1 and November 1 of each year, commencing May 1, 2007, except that the last Interest Payment Date shall be the fifth anniversary of the Closing Date. If any such date is not a Business Day, the Interest Payment Date shall be the next succeeding Business Day.

        "Interest Period" means the period commencing on and including an Interest Payment Date and ending and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include the Closing Date and end on and include April 30, 2007.

        "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

        "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable-on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

            (i)  the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

           (ii)  the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of Section 4.11 ("Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries").

        For purposes of the definition of "Unrestricted Subsidiary" herein and Section 4.9 ("Limitation on Restricted Payments"), (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

        "judgment currency" has the meaning set forth in Section 11.8(a).

        "Legal Holiday" means any day other than a Business Day.

        "LIBOR" with respect to an Interest Period, will be the British Bankers' Association Interest Settlement Rate, expressed as a percentage per annum for deposits in pounds sterling for a six-month period beginning on the first London Banking Day after the Determination Date that appears on Reuters Page "LIBOR01" or any substitute page as of 11:00 a.m., London time, on the Determination Date. If the page "LIBOR01" does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in pounds sterling for a six-month period beginning on the first London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

        "London Banking Day" is any day in which dealings in pounds sterling are transacted or, with respect to any future day, are expected to be transacted in the London interbank market.

        "Maturity Date" means the Stated Maturity of the Notes.

        "Metal Hedging Agreement" means, with respect to any Person, any forward purchase agreement, protection, future, option, swap, collar hedge or similar agreement or arrangement where such Person or beneficiary under such agreement or arrangement is insulated from any price fluctuations in the metal market.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Cash Proceeds" means,

        (a)   with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

            (i)  brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

           (ii)  provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole;

          (iii)  payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale; and

          (iv)  appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP, and

        (b)   with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage and consultant fees incurred directly in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Notes" means the Floating Rate Senior Notes due 2012 of the Company denominated in pounds sterling issued, authenticated and delivered under this Indenture, as amended or supplemented from time to time pursuant to the terms of this Indenture, including any Additional Notes that may be issued from time to time hereunder in respect of interest on the then-outstanding Notes.

        "Offer to Purchase" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed), (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note to the Paying Agent at the address or in the manner specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased, and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased shall be in a principal amount £1.00 or integral multiples of £1.00 in excess thereof; and provided, further no Note shall be purchased in part if the unpurchased portion of such note would be less than £50,000. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted, and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered, provided that each Note purchased shall be in a principal amount £1.00 or integral multiples of £1.00 in excess thereof; and provided, further no Note shall be purchased in part if the unpurchased portion of such note would be less than £50,000. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

        "Officer" means the Chairman of the Board, the President, the Chief Executive Officer, the Chief Finance Officer, any Senior Vice President, the Treasurer, the Secretary or any Director of the Company.

        "Officers' Certificate" means a certificate signed by two Directors of the Company or any one Director and the Secretary of the Company. Each Officers' Certificate (other than certificates provided pursuant to TIA Section 314(a)(4)) shall include the statements provided for in TIA Section 314(e), if applicable.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. Each such Opinion of Counsel shall include the statements provided for in TIA Section 314(e), if applicable.

        "Original Indenture" has the meaning set forth if the first recital of this Indenture.

        "Order" means a written request or order signed in the name of the Company by any two or more members of the Board of Directors or the Secretary of the Company or any person duly appointed in or pursuant to a Board Resolution delivered to the Trustee.

        "Outstanding," when used with respect to Notes, means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except (i) Notes theretofore canceled by the Trustee or delivered to the Trustee for cancellation, (ii) Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the

Company shall act as its own Paying Agent) for the Holders of such Notes, provided that if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to the terms of this Indenture or provision therefor satisfactory to the Trustee has been made, and (iii) Notes which have been surrendered pursuant to the provisions of this Indenture relating to mutilated, destroyed, lost and stolen Notes or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to the terms of this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands such Notes are valid obligations of the Company.

        "Participant" means, with respect to Euroclear or Clearstream, a Person who has an account with Euroclear or Clearstream, respectively.

        "Paying Agent" has the meaning set forth in Section 2.3.

        "Payment Date" means with respect to any Offer to Purchase, the date of purchase of the Notes pursuant thereto, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date a notice is mailed pursuant to such Offer to Purchase.

        "Permitted Investment" means

            (i)  an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary;

           (ii)  Temporary Cash Investments;

          (iii)  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

          (iv)  stock, obligations or securities received in satisfaction of judgments;

           (v)  an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

          (vi)  Interest Rate Agreements, Currency Agreements and Metal Hedging Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates, foreign currency exchange rates or metal prices;

         (vii)  any Investment made in the form of the receipt of non-cash consideration from an Asset Sale made pursuant to and in compliance with Section 4.16 ("Limitation on Asset Sales");

        (viii)  any Investment acquired solely in exchange for Capital Stock (other than Disqualified Stock) of the Company;

          (ix)  loans or advances to employees of the Company or any Restricted Subsidiary made in the ordinary course consistent with past practices of (including past practices of any immediate predecessor of) the Company or such Restricted Subsidiary, as the case may be, and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; provided that such loans or advances are in compliance with Section 4.13 ("Limitation on Transactions with Shareholders and Affiliates") and provided, further, that such Investments may not exceed £200,000 at any one time outstanding;

           (x)  receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

          (xi)  Investments existing on the date of the Indenture; and

         (xii)  any loan, advance, or other financial facility in an aggregate amount not to exceed £500,000 in any calendar year made available by the Company or any Restricted Subsidiary, to the trustee of the Luxfer Group Employee Share Ownership Plan 1997 or the trustee of any other employee share ownership plan or similar trust or to an Employee whether for the purpose of acquiring ordinary, preference or deferred shares in the Company or any Restricted Subsidiary, provided that such Investments may not exceed £5,000,000 at any one time outstanding.

        "Permitted Liens" means

            (i)  Liens for taxes, assessments, governmental charges or claims that are not yet delinquent or are being contested in good faith by appropriate legal proceedings and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

           (ii)  statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (iii)  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security including Liens securing letters of credit issued in connection therewith;

          (iv)  Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

           (v)  easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

          (vi)  Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with Section 4.8 ("Limitation on Indebtedness"), to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within one year after the later of the acquisition, the completion of construction or the commencement of full operation of such property (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

         (vii)  Leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

        (viii)  Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

          (ix)  any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

           (x)  Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (xi)  Liens in favor of the Company or any Restricted Subsidiary;

         (xii)  Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary, provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;

        (xiii)  Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default;

        (xiv)  Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

         (xv)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

        (xvi)  Liens securing Indebtedness for (a) working capital purposes and/or (b) Interest Rate Agreements, Currency Agreements and Metal Hedging Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities (including encumbering customary initial deposits and margin deposits), and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness in an aggregate amount at any one time outstanding not to exceed £15,000,000;

       (xvii)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date;

      (xviii)  Liens on or sales of receivables;

        (xix)  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

         (xx)  Liens securing Indebtedness incurred under Section 4.8(a)(i) ("Limitation on Indebtedness");

        (xxi)  Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; and

       (xxii)  Liens existing on the Closing Date that were permitted under the Original Indenture and that are not otherwise permitted by clauses (i) through (xxi) hereof.

        "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "PIK Interest" has the meaning set forth in Section 2.16.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Public Equity Offering" means an underwritten public offering or floatation of ordinary shares of the Company, either (1) pursuant to an effective registration statement under the Securities Act or (ii) on a Recognized Stock Exchange.

        "Qualified Subordinated Indebtedness" means Indebtedness, including loan stock, that is subordinated to the Notes pursuant to terms specified in the Indenture and which provides that no cash payment of principal or cash payment of interest thereon may be made (whether upon default, change of control, an asset sale or otherwise) prior to payment in full of the Notes.

        "rate(s) of exchange" has the meaning set forth in Section 11.8(d).

        "Recognized Stock Exchange" means a recognized investment exchange as defined in the Financial Services Act 1986.

        "Record Date" has the meaning set forth in Section 2.12(a).

        "Redemption Date" means, with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to the terms of this Indenture or the Notes.

        "Redemption Price" has the meaning set forth in Section 3.1(a).

        "Registrar" has the meaning set forth in Section 2.3.

        "Replacement Assets" has the meaning specified in clause (A)(II) of Section 4.16 ("Limitations on Asset Sales") covenant.

        "Representative Amount" means a principal amount of not less than £20,000,000 for a single transaction in the relevant market at the relevant time.

        "Responsible Officer" when used with respect to the Trustee, means the chairman or any vice chairman of the board of directors, the chairman or any vice chairman of the executive committee of the board of directors, the chairman of the trust committee, the president, any vice president, any assistant vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, the controller or any assistant controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. and its successors.

        "Schemes" has the meaning set forth in the second recital to this Indenture.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Security Register" has the meaning set forth in Section 2.3.

        "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

        "Specified Sovereign" means any of the United States of America, the United Kingdom or any other member state of the European Union as of January 1, 2004, Canada, Barbados, Japan or Australia.

        "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

        "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

        "Taxes" has the meaning set forth in Section 4.17.

        "Taxing Authority" has the meaning set forth in Section 4.17.

        "Temporary Cash Investment" means:

            (i)  any evidence of Indebtedness with a maturity of three years or less issued or directly and fully guaranteed or insured by a Specified Sovereign or any agency or instrumentality thereof (provided that the full faith and credit of such Specified Sovereign is pledged in support thereof or such Indebtedness constitutes a general obligation of such Specified Sovereign or is issued or fully guaranteed or insured by the Lords Commissioners of Her Majesty's Treasury in the case of the United Kingdom, or a similar entity in the case of any other Specified Sovereign);

           (ii)  deposits, certificates of deposit or acceptances with a maturity of three years or less of any institution which is authorized under the Banking Coordination (Second Council Directive) Regulations 1992 or financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits (or any similar capital concept) of not less than £50,000,000 (or if non-sterling denominated, the equivalent thereof) and comparable investments in any other Specified Sovereign;

          (iii)  commercial paper with a maturity of three years or less issued by a corporation (other than an Affiliate of the Company) organized under the laws of a Specified Sovereign and rated at least "A-1" by S&P or "P-1" by Moody's; and

          (iv)  repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government or the Lords Commissioners of Her Majesty's Treasury of the United Kingdom or the United States Government (in the case of any United States Government Obligations) or comparable investments of another Specified Sovereign, in each case maturing within one year from the date of acquisition.

        For the avoidance of doubt, an Investment in an investment fund which invests substantially all of its assets in Investments described above in this definition or which is itself rated at least "AAA" or "A-1" by S&P or "Aaa" or "P-1" by Moody's constitutes a Temporary Cash Investment.

        "TIA" or "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U S Code §§77aaa-77bbbb) (as amended, to the extent so required by any such amendment).

        "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

        "Trustee" means the party named as such in this Indenture until a successor replaces it in accordance with the provision of this Indenture and thereafter means such successor.

        "Unrestricted Subsidiary" means

            (i)  any Subsidiary of the Company that at the time of determination shall be designated an "Unrestricted Subsidiary" by the Board of Directors in the manner provided below;

           (ii)  any Subsidiary of an Unrestricted Subsidiary; and

          (iii)  the Bare Trustee.

        The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary, provided that:

  (A)
  any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation;

  (B)
  either (I) the Subsidiary to be so designated has total assets of £1,000 or less or (II) if such Subsidiary has assets greater than £1,000, such designation would be permitted under Section 4.9 ("Limitation on Restricted Payments"); and

  (C)
  if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under Section 4.8 ("Limitation on Indebtedness") and Section 4.9 ("Limitation on Restricted Payments").

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that:

            (i)  no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

           (ii)  all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture.

        Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

        "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

        SECTION 1.2.    Incorporation by Reference of Trust Indenture Act.    Whenever this Indenture refers to a provision of the TIA, the provision shall be deemed incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings

           (a)  "indenture debenture" means the Notes;

           (b)  "indenture security holder" means a Holder;

           (c)  "indenture to be qualified" means this Indenture;

           (d)  "indenture trustee" or "institutional trustee" means the Trustee; and

           (e)  "obligor" on the indenture debenture means the Company or any other obligor on the Notes.

        All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule and not otherwise defined herein have the meanings so assigned to them therein.

        SECTION 1.3.    Rules of Construction.    Unless the context otherwise requires

           (a)  a term has the meaning assigned to it;

           (b)  "or" is not exclusive;

           (c)  words in the singular include the plural, and words in the plural include the singular;

           (d)  "herein," "hereof" and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other Subsection;

           (e)  unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; and

            (f)  the symbol "$" refers to United States dollars, or such other money of the United States that at the time of payment is legal tender for payment of public and private debts; and "pound sterling" and the symbol "£" each refer to the United Kingdom pound sterling or such other coin or currency of the United Kingdom that at the time of payment is legal tender for payment of public and private debts.

ARTICLE II.
THE NOTES

        SECTION 2.1.    Form and Dating.    The Notes and the Trustee's certificate of authentication with respect thereto shall be substantially in the form set forth in Exhibit A, with such appropriate insertions, omissions, substitutions and other variations as are permitted or required by this Indenture. Such Exhibit is annexed hereto and is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rule or usage to which the Company is subject. Each Note shall be dated the date of its authentication. To the extent applicable, the Company and the Trustee, by their execution of this Indenture, expressly agree to the terms and conditions of the Notes set forth in Exhibit A hereof and to be bound thereby.

        Notes initially issued hereunder shall be issued in the form of one or more permanent global certificates in fully registered form, without coupons, substantially in the form set forth in Exhibit A hereto, duly executed by the Company and authenticated by the Trustee as hereinafter provided and deposited with the Common Depositary.

        The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Common Depositary.

        Definitive Registered Securities may be issued from time to time in accordance with the provisions of this Indenture.

        The Notes shall be issued only in minimum denominations of £1.00. The minimum transfer amount of the Notes shall be £50,000.

        SECTION 2.2.    Execution and, Authentication.    Two Officers shall execute the Notes as a deed by the Company. If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note or at any time thereafter, the Note shall be valid nevertheless.

        A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. Such signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

        The Trustee shall initially authenticate Notes for original issue in an aggregate principal amount not to exceed £71,575,000 plus an amount equivalent to £2,816.0959 per day from November 1, 2006 to the Closing Date (rounded to the nearest pound) upon receipt of an Officers' Certificate signed by two Officers directing the Trustee to authenticate the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with. The Company may issue Additional Notes under this Indenture. The Notes originally issued hereunder and any Additional Notes issued hereunder shall be treated as a single class of securities for all purposes under the Indenture. The Notes shall be issuable only in registered form.

        The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. Such authenticating agent shall have the same rights as the Trustee in any dealings hereunder with the Company or with any of the Company's Affiliates.

        SECTION 2.3.    Registrar and Paying Agent.    The Company shall maintain an office or agency which shall be located in London, England, where Notes may be presented for registration of transfer or for exchange (the "Registrar"), and an office or agency in London and, for so long as the Notes are listed on the [Relevant Exchange] and the rules of the [Relevant Exchange] so require, [Location of Relevant Exchange], where Notes may be presented for payment (collectively, the "Paying Agent") and notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Registrar shall keep a register (the "Security Register") of the Notes and of their transfer and exchange. The Company may have one or more co-registrars and one or more additional paying agents. The term "Paying Agent" includes any additional paying agent. Neither the Company nor any Affiliate thereof may act as Paying Agent with respect to an Offer to Purchase.

        The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the provisions of the TIA. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such and shall be entitled to appropriate compensation in accordance with Section 7.7.

        The Company initially appoints the Trustee at its office in London, England located at the address set forth in Section 11.2 as Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes and this Indenture. The Company also initially appoints [Name and address of Paying Agent] as a co-registrar and Paying Agent in [Location of Relevant Exchange] in connection with the Notes and this Indenture.

        The Company may change the Paying Agent and the Registrar without notice to Holders.

        SECTION 2.4.    Paying Agent to Hold Money in Trust.    Each Paying Agent shall hold in trust for the benefit of the Holders and the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes (whether such money has been paid to it by the Company or any other obligor on the Notes), and the Company and the Paying Agent shall notify the Trustee of any default by the Company (or any other obligor on the Notes) in making any such payment. Money held in trust by the Paying Agent need not be segregated except as required by law and in no event shall the Paying Agent be liable for any interest on any money received by it hereunder. The Company at any time may require the Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed and the Trustee may at any time during the continuance of any Event of Default specified in Section 6.1(a)(i) or (ii), upon written request to the Paying Agent, require such Paying Agent to pay forthwith all money so held by it to the Trustee and to account for any funds disbursed. Upon making such payment, the Paying Agent shall have no further liability for the money delivered to the Trustee.

        SECTION 2.5.    Holder Lists.    The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least five Business Days before each Interest Payment Date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, if any, and shall otherwise comply with TIA Section 312(a).

        SECTION 2.6.    Provisions for Global Notes.

           (a)  The Global Notes initially shall be registered in the name of the Common Depositary or its nominee and delivered to the Common Depositary.

           (b)  Transfers of any Global Note shall be limited to transfers of such Global Note in whole, but not in part. Transfers of interests from one Global Note to another Global Note shall be effected by an increase or a reduction in the aggregate principal amount of Notes represented by the first Global Note and the corresponding reduction or increase in the aggregate principal amount of Notes represented by the other Global Note. Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures or conditions applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

           (c)  Participants in Euroclear or Clearstream shall have no rights under this Indenture with respect to any Global Note held on their behalf by Euroclear, Clearstream or the Common Depositary, as the case may be, and Euroclear, Clearstream or the Common Depositary, as the case may be, may be treated by the Company, the Trustee, any Agent or any agent of the Company as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any Agent or any agent of the Company, the Trustee or any Agent from giving effect to any written certification, proxy or other authorization furnished by Euroclear, Clearstream or the Common Depositary, or impair, as between Euroclear and Clearstream and their respective Participants, the operation of the customary practices governing the exercise of the rights of a beneficial owner of any Global Note. The Holder of a Global Note may grant proxies and otherwise authorize any person, including Participants and persons that may hold interests through Participants to take any action which a Holder is entitled to take under this Indenture or the Notes.

           (d)  Definitive Registered Securities will only be issued in exchange for a Global Note (i) if an Event of Default occurs and is continuing, upon the written request of the Holder of such Global Note or (ii) if either Euroclear or Clearstream notifies the Common Depositary that it is unwilling or unable to continue as a depositary or it ceases to be a clearing agency under the laws of the jurisdiction of its formation, and a successor is not appointed by the Common Depositary at the written request of the Company within 120 days of such notice or (iii) at any time if the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Registered Securities. In any such event,

            (A)  the Company shall execute as a deed, and the Trustee, upon receipt of an Officers' Certificate for the authentication and delivery of Definitive Registered Securities, shall authenticate and deliver, without service charge, to the Persons specified by the Holder of such Global Note (based upon the instructions of Euroclear or Clearstream), Definitive Registered Securities, each evidencing minimum principal amounts of £50,000 or integral multiples of £1.00 in excess thereof and registered in such names as such Holder shall instruct the Trustee evidencing an aggregate principal amount equal to and in exchange for such Global Note held by such Holder; and

            (B)  if the principal amount evidenced by the surrendered Global Note is greater than the aggregate principal amount evidenced by all the Definitive Registered Securities authenticated and delivered pursuant to clause (i) above, the Trustee shall not cancel the Global Note, but shall make a notation on Schedule A thereof to decrease the principal amount evidenced by such Global Note by an amount equal to the aggregate principal amount evidenced by all such Definitive Registered Securities and shall deliver such Global Note back to the Common Depositary.

        Upon the exchange of such Global Note for Definitive Registered Securities evidencing an aggregate principal amount of indebtedness equal to that of such Global Note, such Global Note shall be canceled by the Trustee or an agent of the Company or the Trustee.

        The Company shall reimburse the Registrar and the Trustee for reasonable expenses they properly incur in documenting such exchanges and issuances of Definitive Registered Securities.

           (e)  All Definitive Registered Securities issued upon any exchange of beneficial interests in the Global Notes shall be valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes evidenced by such Global Note surrendered upon such exchange.

        At the option of the Holder, Definitive Registered Securities may be exchanged for other Definitive Registered Securities in minimum amounts of £50,000 or integral multiples of £1.00 in excess thereof evidencing an equivalent aggregate principal amount, upon surrender of the Definitive Registered Securities to be exchanged at the office or agency maintained for such purpose pursuant to Section 2.3.

        SECTION 2.7.    Transfer and Exchange of Notes.    The following provisions shall apply to the Notes:

           (a)  Subject to the other provisions of this Article II, when Notes are presented to the Registrar or a co-Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided that any Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Registrar or co-Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing. To permit registrations of transfers and exchanges and subject to the other terms and conditions of this Article II, the Company will execute as a deed and the Trustee will authenticate Definitive Registered Securities and Global Notes at the Registrar's or co-Registrar's request..

           (b)  No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable that may be imposed in relation to any exchange pursuant to Sections 2.10, 3.7, 4.18 or 9.5, in which event the Company will be responsible for the payment of such taxes).

           (c)  The Registrar or co-Registrar shall not be required to register the transfer of or exchange of any Note for a period beginning: (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing; 15 days before the date fixed for selection of Notes to be redeemed in part and ending at the close of business on the date of such selection; or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date.

           (d)  Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, any Agent, or any agent of the Company, the Trustee or any Agent may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee or any Agent or any agent of the Company, the Trustee or any Agent shall be affected by notice to the contrary. All such payments so made to any such Person, or upon such person's order, shall be valid and, to the extent of the sum or sums so paid, effectual to satisfy and discharge the liability for moneys payable upon any Note.

           (e)  All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange. All such Notes must be issued with minimum principal amounts of £50,000 or integral multiples of £1.00 in excess thereof.

            (f)  The following restrictions shall apply with respect to transfers between Global Notes:

              (i)  if the proposed transferor is a Participant holding a beneficial interest in a Global Note, upon receipt by the Trustee of instructions in accordance with the procedures of Euroclear or Clearstream, as the case may be, and the Common Depositary, the Common Depositary shall reflect on its books and records the date and a decrease in the principal amount of the Global Note in which such transferor has a beneficial interest in an amount equal to the principal amount of the beneficial interest in such Global Note to be transferred, and

             (ii)  if the proposed transferee is a Participant, upon receipt by the Common Depositary of instructions given in accordance with the procedures of Euroclear or Clearstream, as the case may be, and the Common Depositary, the Common Depositary shall reflect on its books and records the date and an increase in the principal amount of the Global Note in which the transferee holds a beneficial interest in an amount equal to the principal amount of the beneficial interest in the other Global Note to be transferred, and the Trustee shall decrease the amount of the Global Note in which the transferor had a beneficial interest.

        The Trustee shall retain copies of all letters, notices and other written communications received pursuant to Section 2.6 or this Section 2.7 in accordance with its customary record retention procedures. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Trustee.

        SECTION 2.8.    Replacement Notes.    If a mutilated Note is surrendered to the Registrar or the Trustee or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall execute as a deed and issue and the Trustee shall authenticate a replacement Note in such form as the Note mutilated, lost, destroyed or wrongfully taken if, in the case of a lost, destroyed or wrongfully taken Note, the Holder of such Note furnishes to the Company, the Trustee and the Registrar, evidence reasonably acceptable to them of the ownership and the destruction, loss or theft of such Note. If required by the Trustee, the Registrar or the Company, an indemnity bond shall be posted, sufficient in the judgment of each to protect the Company, the Registrar, the Trustee or any Paying Agent from any loss that any of them may suffer if such Note is replaced. The Company may charge such Holder for the Company's out-of-pocket expenses in replacing such Note and the Trustee may charge the Company for the Trustee's expenses in replacing such Note. Every replacement Note shall constitute an additional obligation of the Company. In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, or is about to be redeemed or purchased by the Company pursuant to the terms of this Indenture, the Company in its discretion may, instead of issuing a new Note, pay, redeem or purchase such Note, as the case may be.

        SECTION 2.9.    Outstanding Notes.    The Notes Outstanding at any time are all Notes that have been authenticated by the Trustee except for (a) those canceled by it, (b) those delivered to it for cancellation and (c) those described in this Section 2.9 as not Outstanding. Except as set forth in Section 2.15, a Note does not cease to be Outstanding because the Company or one of its Affiliates holds the Note.

        If a Note is replaced pursuant to Section 2.8 it ceases to be Outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser in whose hands such Note is a legal, valid and binding obligation of the Company.

        If the Paying Agent (other than the Company or an Affiliate of the Company) holds, in its capacity as such, on the Maturity Date or on any optional Redemption Date, money sufficient to pay all principal, premium, if any, and accrued interest with respect to Notes payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Indenture or otherwise, then on and after that date such Notes cease to be Outstanding and interest on them ceases to accrue.

        Notes, or portions thereof, for the payment or redemption of which monies or Government Obligations (as provided for in Article VIII) in the necessary amount shall have been deposited in trust with the Trustee or with any Paying Agent (other than the Company) or shall have been set aside, segregated and held in trust by the Company for the Holders of such Notes (if the Company shall act as its own Paying Agent), on and after that time shall cease to be Outstanding and, in the case of redemption, interest on such Notes shall cease to accrue, provided that if such Notes, or portions thereof, are to be redeemed prior to the maturity thereof, notice of such redemption shall have been given as herein provided, or provision satisfactory to the Trustee shall have been made for giving such notice.

        SECTION 2.10.    Temporary Notes.    Until definitive Notes are prepared and ready for delivery, the Company may prepare, execute as a deed and issue and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, at the Company's cost, the Company shall prepare, execute as a deed and issue and the Trustee shall authenticate and deliver definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes.

        SECTION 2.11.    Cancellation.    The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment or purchase. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation or purchase and shall retain such Notes unless the Company directs the Trustee to return such Notes to the Company. The Company may not reissue or resell, or issue new Notes to replace, Notes that the Company has redeemed or paid or purchased, or that have been delivered to the Trustee for cancellation.

        SECTION 2.12.    Interest; Defaulted Interest.

           (a)  The Person in whose name any Note is registered at the close of business on any Record Date with respect to any Interest Payment Date shall be entitled to receive the interest, if any, payable on such Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to the Record Date and prior to such Interest Payment Date, except if and to the extent the Company shall default in the payment of the interest due on such Interest Payment Date, in which case such defaulted interest shall be paid in accordance with paragraph (b) below. The term "Record Date" as used with respect to any Interest Payment Date means the April 15th and October 15th (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

           (b)  If the Company defaults on a payment of interest on the Notes, it shall pay the defaulted interest, plus (to the extent permitted by law) any interest payable on the defaulted interest, in accordance with the terms hereof, to the Persons who are Holders of Notes on a subsequent special record date, which date shall be at least five Business Days prior to the payment date for such defaulted interest. The Company shall fix such special record date and payment date in a manner satisfactory to the Trustee. At least 15 days before such special record date, the Company shall give notice in accordance with Section 11.2(b) hereof. Such notice shall state the special record date, the payment date and the amount of defaulted interest, and interest payable on such defaulted interest, if any, to be paid.

        SECTION 2.13.    CUSIP, CINS, ISIN and/or Common Code Number.    The Company in issuing the Notes may use a "CUSIP", "CINS", "ISIN" and/or "Common Code" number, and if so, such CUSIP, CINS, ISIN and/or Common Code number shall be included in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP, CINS, ISIN and/or Common Code number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Company will promptly notify the Trustee of any change in the CUSIP, CINS, ISIN and/or Common Code number.

        SECTION 2.14.    Deposit of Moneys.    Prior to 10:00 a.m., London time on each Interest Payment Date and on the Stated Maturity of the Notes and on the Business Day immediately following any acceleration of the Notes pursuant to Section 6.2, the Company shall deposit with the Paying Agent in immediately available funds money, in pounds sterling or such other currency of the United Kingdom that at the time of payment shall be legal tender for the payment of public and private debts, sufficient to make cash payments, if any, due on such Interest Payment Date, Maturity Date or Business Day, as the case may be, in a timely manner which permits the Trustee to remit payment to the Holders on such Interest Payment Date, Maturity Date or Business Day, as the case may be.

        SECTION 2.15.    Treasury Notes.    In determining whether the Holders of the required principal amount at maturity of Notes have concurred in the making or the rescission and cancellation of any declaration of acceleration or notice of default or request, direction, authorization, demand, notice, waiver or consent hereunder or any amendment, modification or other change to this Indenture, Notes owned by the Company or an Affiliate of the Company shall be disregarded as though they were not Outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such request, direction, authorization, demand, notice, waiver or consent or any amendment, modification or other change to this Indenture, only Notes in respect of which the Trustee knows that such Notes are so owned shall be so disregarded.

        SECTION 2.16.    Issuance of Additional Notes.    The Company may elect to issue Additional Notes under this Indenture to pay a portion of the interest accrued on its Notes (such portion of such interest payment, the "PIK Interest") as provided in such Notes and in accordance with the procedures of Section 2.2. Such Additional Notes shall rank pari passu with the Notes then outstanding and with the same terms as to redemption and otherwise as such Notes (except for the date of issuance and shall be issued in increments of £1.00 or integral multiples in excess thereof). Such Additional Notes and the Notes initially outstanding shall be treated as a single class for all purposes under this Indenture.

        Fifteen calendar days prior to the relevant Interest Payment Date, the Company shall determine what portion, if any, of the PIK Interest the Company has elected to pay as Additional Notes and, if no such election is made, such PIK interest shall be payable in cash. The Company shall deliver to the Trustee and the Paying Agent 15 calendar days prior to the relevant Interest Payment Date, a written notice including its election, if any, and setting forth:

           (a)  the extent to which the PIK Interest on the then Outstanding Notes will be paid through the issuance of Additional Notes, if any, and

           (b)  the required amount of new definitive Additional Notes, if any, and an order to authenticate and deliver such Additional Notes, if such Additional Notes are in certificated form; or an order to increase the principal amount of such Notes by the relevant amount (or, if necessary, to authenticate a new Global Note executed by the Company with such increased principal amounts) if such Additional Notes are in global form.

        Any Additional Notes shall, after being executed and authenticated pursuant to Section 2.2, be (i) mailed to the person entitled thereto as shown on the register for the Definitive Registered Securities if the Notes are then held in the form of Definitive Registered Securities as of the relevant Record Date, or (ii) deposited into the account specified by the Holder or Holders thereof as of the relevant record date if the Notes are held in global form. Alternatively, the Company may direct the Paying Agent to make the appropriate amendments to the schedule of principal amounts of the relevant Global Notes outstanding and arrange for deposit into the account specified by the Holder or Holders thereof as of the relevant record date. Payment shall be made in such form and upon such terms as specified herein and the Company shall and the Paying Agent may take additional steps as are necessary to effect such payment.

        With respect to any Additional Notes issued after the Closing Date, the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture shall be (i) established in or pursuant to a resolution of the Board of Directors of the Company (provided that any such resolution may authorize authentication of up to a maximum aggregate principal amount from time to time without referring to aggregate principal amounts for specific interest periods) and (ii) set forth or determined in an Officer's Certificate of the Company. If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by an Officer's Certificate of the Company and delivered to the Trustee at or prior to the delivery of the Officer's Certificate of the Company in accordance with clause (ii) above.

ARTICLE III.
REDEMPTION

        SECTION 3.1.    Right of Redemption.

           (a)  The Notes are redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after February [    ], 2008, and prior to maturity, upon not less than 30 nor more than 60 days' prior notice to the Holders at the following Redemption Prices (each, a "Redemption Price") (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing February [    ] of the years set forth below

Year	Redemption Price
2008	103%
2009	102%
2010	101%
2011 and thereafter	100%

           (b)  In addition, the Notes may be redeemed in whole, but not in part, at the option of the Company, at 100% of their principal amount, together with accrued interest thereon, if any, to the Redemption Date, in the event the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts (or if the Common Depositary would be obligated to pay Additional Amounts as a result of deduction of withholding payments by the Common Depositary) as a result of a change in laws (including any regulations promulgated thereunder or any ruling or judgment with respect thereto), or change in any official position regarding the application or interpretation of such laws or regulations, which change is announced or becomes effective on or after the Closing Date.

        SECTION 3.2.    Election to Redeem, Notices to Trustee. If the Company elects to redeem Notes pursuant to Section 3.1, it shall notify the Trustee and the Paying Agent in writing of the Redemption Date and the principal amount of Notes to be redeemed. The Company shall give each notice provided for in this Section 3.2 at least 45 days before the Redemption Date (unless a shorter notice shall be agreed to by the Trustee in writing), together with an Officers' Certificate stating that such redemption will comply with the conditions contained herein and in the Notes.

        SECTION 3.3.    Selection of Notes to Be Redeemed.    If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes, or portions thereof, which shall be in a principal amount of £1.00 and integral multiples of £1.00 in excess thereof, for redemption in compliance with the requirements (as certified by the Company to the Trustee) of the [Relevant Exchange] on which the Notes are listed or, if the Notes are not listed on the [Relevant Exchange], on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate. The Trustee shall make the selection from the Notes Outstanding and not previously called for redemption (subject to the procedures of Euroclear and Clearstream, if applicable). The Trustee shall promptly notify the Company in writing of such Notes selected for redemption, and in the case of Notes selected for partial redemption, the principal amount to be redeemed, provided that no Note shall be redeemed in part if the unredeemed portion of such Note would be less than £50,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

        SECTION 3.4.    Notice of Redemption.    Except as otherwise provided in Section 3.1, at least 30 days but not more than 60 days before a Redemption Date, the Company shall give notice of redemption in accordance with Section 11.2(b) hereof. The notice shall identify the Notes to be redeemed and shall state:

           (a)  the Redemption Date;

           (b)  the Redemption Price;

           (c)  the name and address of the Paying Agent;

           (d)  that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price and accrued interest, if any;

           (e)  that, unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price upon surrender to the Paying Agent of the Notes redeemed;

            (f)  if any Note is to be redeemed in part, the portion of the principal amount of such Note to be redeemed and that, on or after the Redemption Date, upon surrender and cancellation of such Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion thereof (which amount must be equal to £50,000 or any integral multiple of £1.00 in excess thereof) will be issued without charge to the Holder; and

           (g)  the CUSIP, CINS, ISIN or Common Code number, if any, pursuant to Section 2.13.

        At the Company's request made not less than 15 days prior to the latest date notice to Holders may be given pursuant to this Section 3.4, the Trustee shall give the notice of redemption in the Company's name and at the Company's expense. Notice of redemption shall be deemed to be given when completed in accordance with Section 11.2(b), whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

        SECTION 3.5.    Effect of Notice of Redemption.    Once notice of redemption is given, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price and interest on Notes called for redemption will cease to accrue from and after the Redemption Date (unless the Company defaults in providing the funds for such redemption) and such Notes will then cease to be Outstanding. Upon surrender to the Paying Agent, such Notes shall be paid at the Redemption Price plus accrued interest, if any, to the Redemption Date.

        SECTION 3.6.    Deposit of Redemption Price.    In the case of the redemption of any Note pursuant to the provisions herein, prior to 10:00 a.m. London time on any Redemption Date, the Company shall deposit with the Paying Agent in immediately available funds money, in pounds sterling or such other currency of the United Kingdom that at the time of payment shall be legal tender for the payment of public and private debts, sufficient to pay the Redemption Price of and accrued interest, if any, on all Notes or portions thereof to be redeemed on that date.

        If any Note surrendered for redemption in the manner provided in the Notes shall not be so paid on the Redemption Date due to the failure of the Company to deposit sufficient funds with the Paying Agent, the principal amount thereof, premium, if any, and accrued interest thereon shall, until paid, bear interest, as provided in Section 4.1 with respect to any payment default.

        SECTION 3.7.    Notes Redeemed in Part.    Upon the surrender to the Paying Agent and cancellation of a Note that is redeemed in part only, the Company shall execute as a deed and the Trustee shall authenticate for the Holder a new Note equal in principal amount to the principal amount of the unredeemed portion of the Note surrendered provided, however, that no Note may be redeemed in part if the unredeemed portion of such Note would be less than £50,000.

ARTICLE IV.
COVENANTS

        SECTION 4.1.    Payment of Notes.    The Company shall pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture.

        An installment of principal, premium or interest shall be considered paid on the date due if the Trustee or the Paying Agent (other than the Company or an Affiliate of the Company) holds on such date (i) immediately available funds in pounds sterling or such other currency of the United Kingdom that at the time of payment shall be legal tender for the payment of public and private debts and (ii) an aggregate principal amount of Additional Notes (if the Company has elected to issue Additional Notes to pay any PIK Interest), in each case designated for and, when taken together, sufficient to pay such installment.

        The principal of the Notes shall bear interest from the original issuance date. The Company shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at the rate of 2% per annum. Any such interest shall be payable on demand and shall be compounded semi-annually on each May 1 and November 1.

        SECTION 4.2.    Maintenance of Office or Agency.    The Company shall maintain a Registrar in London, England and an office or agency in London, England and, for so long as the Notes are listed on the [Relevant Exchange] and the rules of the [Relevant Exchange] so require, [Location of Relevant Exchange] for a Paying Agent, where notices and demands to or upon the Company in respect of the Definitive Registered Securities and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of each such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 11.2.

        The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations, provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in London, England and so long as the Notes are listed on the [Relevant Exchange] and the rules and regulations of such exchange so require, in [Location of Exchange] for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

        The Company hereby initially designates the office of the Trustee located in London, England set forth in Section 11.2 as such office or agency of the Company for all of the aforesaid purposes with respect to the Notes in accordance with Section 2.3. The Company also hereby initially designates the office of [Name and address of Paying Agent], as such office or agency in [Location of Paying Agent] with respect to the Definitive Registered Securities.

        SECTION 4.3.    Corporate Existence.    Subject to Article V, the Company shall do or cause to be done, at its own cost and expense, all things necessary to, and will cause each of its Restricted Subsidiaries to, preserve and keep in full force and effect the corporate or partnership existence and rights (constitutional and statutory), of the Company and each of its Restricted Subsidiaries; provided that neither the Company nor any of its Restricted Subsidiaries shall be required to preserve any such rights, if such rights will be replaced or if the Board of Directors of the Company shall reasonably determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Restricted Subsidiary, as the case may be, and the loss thereof is not adverse in any material respect to the Holders; provided, further, that any Restricted Subsidiary may be merged into or wound up on and liquidated into the Company or any other Restricted Subsidiary.

        SECTION 4.4.    Payment of Taxes and Other Claims.    The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon its or its Subsidiaries' income, profits or property and (b) all lawful claims for labor, materials and supplies which, if unpaid, would by law become a Lien upon its property; provided that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate negotiations or proceedings and for which disputed amounts any reserves required in accordance with GAAP have been made.

        SECTION 4.5.    Maintenance of Properties, Insurance, Books and Records: Compliance with Law.

           (a)  The Company shall, and shall cause each of its Restricted Subsidiaries to, at all times cause all properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment, and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto; provided that neither the Company nor any of its Restricted Subsidiaries shall be required to do so if such property or equipment will be replaced or if the Board of Directors of the Company shall reasonably determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Restricted Subsidiary, as the case may be, and the discontinuance of the use of such property is not adverse in any material respect to the Holders.

           (b)  The Company shall, and shall cause each of its Restricted Subsidiaries to, maintain insurance (which may include self-insurance) in such amounts and covering such risks as are usually and customarily carried with respect to similar facilities according to their respective locations.

           (c)  The Company shall, and shall cause each of its Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each Subsidiary of the Company, in accordance with GAAP consistently applied to the Company and its Subsidiaries taken as a whole.

           (d)  The Company shall, and shall cause each of its Subsidiaries to comply with all statutes, laws, ordinances, or government rules and regulations to which it is subject, non-compliance with which would materially adversely affect the business, assets or financial condition of the Company and its Subsidiaries taken as a whole.

        SECTION 4.6.    Compliance Certificates.

           (a)  The Company shall deliver to the Trustee within 90 days after the end of each fiscal year, an Officers' Certificate of the Company (one of the signatories to which shall be either the principal executive officer, principal financial officer or principal accounting officer of the Company) stating that a review has been conducted of the activities of the Company and its Restricted Subsidiaries under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and that, to the best knowledge of each Officer signing such certificate, the Company has kept, observed, performed and fulfilled each and every covenant and condition contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, conditions and covenants hereof (or, if a Default or Event of Default shall have occurred, specifying each such Default or Event of Default and describing its status and what action the Company is taking or proposes to take with respect thereto).

           (b)  The Company shall deliver to the Trustee a copy of the audited annual financial statements to be provided pursuant to Section 4.7.

           (c)  The Company shall deliver to the Trustee, promptly after any Officer of the Company becomes aware of any Default or Event of Default, an Officers' Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

        SECTION 4.7.    Reports to Holders.    The Company shall furnish to the Holders of the Notes:

           (a)  within 120 days following the end of each fiscal year of the Company, annual audited consolidated balance sheets, statements of income, statements of shareholders equity and statements of cash flows (with notes thereto) for the Company for the year then ended and the prior fiscal year, in each case prepared in accordance with GAAP, and an "Operating and Financial Review and Prospects" similar to that contained in Item 5 of Form 20-F as of the Closing Date, comparing the most recent year with the prior year; and, with respect to the annual financial information, a report thereon by the Company's independent accountants;

           (b)  within 45 days following the end of the second fiscal quarter in each fiscal year of the Company, unaudited consolidated condensed financial statements for the Company for the semi-annual period then ended, in each case prepared in accordance with GAAP, plus a narrative discussion with respect thereto consistent with the past practice of the Company with respect to the Existing Notes, and

           (c)  commencing with the fiscal quarter ending 31 March 2007, within 45 days following the end of the first and third fiscal quarters in each fiscal year of the Company, unaudited consolidated condensed financial statements for the Company for the quarter then ended, prepared substantially in accordance with GAAP, plus a narrative discussion of material results for the relevant quarter consistent with the past practice of the Company with respect to the Existing Notes.

        In addition, by the date on which the Company is required to file its report pursuant to paragraph (a) above, the Company will promptly make the reports required under this Section available on its website, which may be password-protected. In addition, the Company will furnish promptly to the Holders the following information that would be required to be filed with the SEC on Form 8-K as if the Company were required to comply with such requirements: all information set forth in Items 1.03, 2.01, 4.01, 5.01, 5.02 and 5.03 of Form 8-K, in each case, as of the Closing Date, and the Company shall furnish to the holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act by Persons who are not "affiliates" of the Company under the Securities Act.

        For so long as the Notes are listed on the [Relevant Exchange] and the rules of such exchange so require, the Company will provide the reports required to be provided to the Holders of the Notes to the Paying Agent in [Location of Exchange].

        SECTION 4.8.    Limitation on Indebtedness.

           (a)  The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date (other than and solely to the extent that such Indebtedness would be permitted by clauses (i) through (xi) below)).

          Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

              (i)  Indebtedness of the Company or any of its Restricted Subsidiaries outstanding at any time in an aggregate principal amount not to exceed £45,000,000 net of reserves and as shown on the consolidated balance sheet of the Company as of the most recent month for which financial statements are available, less the aggregate amount of all principal repayments with the proceeds of Asset Sales that permanently reduce the commitments thereunder;

             (ii)  Indebtedness owed (A) to the Company or (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);

            (iii)  Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness in respect of Notes and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded, including committed but undrawn amounts (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes in part or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii);

            (iv)  Indebtedness (A) in respect of performance, surety or appeal bonds or standby letters of credit provided in the ordinary course of business (B) in an aggregate principal amount outstanding at any time not to exceed £15,000,000 (I) for working capital purposes and/or (II) under Currency Agreements, Interest Rate Agreements and Metal Hedging Agreements, provided in the case of clause (II) of this paragraph that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates, interest rates or metal prices and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates, interest rates or metal prices by reason of fees, indemnities, compensation payable or "cash calls' thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

             (v)  Indebtedness of the Company, to the extent the net proceeds therefrom are promptly deposited to defease the Notes pursuant to Article VIII hereof;

            (vi)  Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary, provided the Guarantee of such Indebtedness is permitted by and made in accordance with Section 4.12 hereof ("Limitation on Issuance of Guarantees by Restricted Subsidiaries"), or Guarantees of Indebtedness of any Restricted Subsidiary by another Restricted Subsidiary or by the Company;

           (vii)  Qualified Subordinated Indebtedness;

          (viii)  Indebtedness arising from the honoring by a bank or other financial institutions of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 10 business days of the Incurrence;

            (ix)  Indebtedness represented by a grant or advance made available by a federal, state or governmental agency or department or other like body which is repayable only upon the Company or a Restricted Subsidiary (as the case may be) failing to satisfy one or more conditions set out in the terms of such grant or advance, provided there has been no such failure to satisfy any of such conditions, not to exceed £5,000,000 outstanding at any one time,

             (x)  Indebtedness arising from indemnification agreements or purchase price adjustments in the ordinary course of business; or

            (xi)  Indebtedness owed in respect of compensation claims or other employee insurance arrangements in the ordinary course of business.

           (b)  Notwithstanding any other provision of Section 4.8 ("Limitation on Indebtedness"), the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 4.8 ("Limitation on Indebtedness") shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies. In addition, any Indebtedness permitted to be Incurred pursuant to clause (iii) above to refinance non-pound sterling denominated Indebtedness previously Incurred pursuant to any other clause above which would cause the pound sterling-denominated restriction, if any, under such clause to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing will be deemed not to exceed such pound-sterling denominated restriction under such clause so long as the principal amount of such Indebtedness permitted to be Incurred pursuant to clause (iii) above does not exceed the principal amount of the Indebtedness being refinanced, provided that the principal amount of any such subsequent Indebtedness permitted to be Incurred pursuant to clause (iii) above, if Incurred in a currency other than the currency of the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currency or currencies in which such proposed Indebtedness permitted to be Incurred pursuant to clause (iii) above is denominated on the date of such refinancing.

           (c)  For purposes of determining any particular amount of Indebtedness under this Section 4.8 ("Limitation on Indebtedness"), (1) Indebtedness Incurred under the Credit Agreement shall be treated as Incurred pursuant to clause (i) of the second paragraph of Section 4.8(a) ("Limitation on Indebtedness") and (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included (except in the case of any Guarantee by a Restricted Subsidiary with respect to Indebtedness of the Company, which shall be treated as a separate Incurrence by the Restricted Subsidiary but shall not be double counted with the original Incurrence of the Guaranteed Indebtedness by the Company). Accrual of interest, accrual of dividends, the accretion of accreted value, and the payment of interest in the form of Additional Notes will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. For purposes of determining compliance with this Section 4.8 ("Limitation on Indebtedness"), in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (a)(i) to (a)(xi) (other than Indebtedness referred to in clause (1) of the preceding sentence), the Company, in its sole discretion, may classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

        SECTION 4.9.    Limitation on Restricted Payments.

        The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

            (i)  declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries;

           (ii)  purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock but not including any Permitted Investment) held by any Person other than the Company or a Restricted Subsidiary or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company;

          (iii)  make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes, or any mandatory payment, repurchase, defeasance or other acquisition or retirement for value of Indebtedness (including loan stock) of the Company that is subordinated in right of payment to the Notes; or

          (iv)  make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment

            (A)  a Default or Event of Default shall have occurred and be continuing,

            (B)  the Company, after giving effect to the Transaction and the receipt and application of the proceeds therefrom, would not have an Interest Coverage Ratio of greater than 2.00:1, or

            (C)  the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which financial statements of the Company are available and have been approved by the Board, plus (2) 100% of the aggregate Net Cash Proceeds received by the Company after the Closing Date from contributions to the Company's capital or from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than

    Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

        The foregoing provision shall not be violated by reason of

            (i)  the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

           (ii)  the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of or in exchange for, Indebtedness Incurred under clause (iii) or (vii) of the second paragraph of part (a) of Section 4.8 ("Limitation on Indebtedness");

          (iii)  the repurchase, redemption or other acquisition of Capital Stock of the Company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);

          (iv)  the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);

           (v)  payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

          (vi)  any required repurchases of subordinated indebtedness (but not any Capital Stock; including without limitation Preferred Stock or any indebtedness exchanged therefore) in connection with a Change of Control or an Asset Sale provided that, prior to the date of any such repurchase, the Company has complied with its obligations under the Indenture arising as a result of such Change of Control or Asset Sale and such repurchase would not be made from amounts required to be applied to a different purpose under the Indenture;

         (vii)  any other Restricted Payment provided that the total amount of Restricted Payments under this clause (vii) does not exceed £10,000,000,

  provided that, except in the case of clause (i), (iii) and (iv), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

        Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof, and an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv), shall be included in calculating whether the conditions of clause (C) of this Section 4.9 ("Limitation on Restricted Payments") have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of this Section 4.9 ("Limitation on Restricted Payments") only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of such Indebtedness.

        SECTION 4.10.    Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

        The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

            (i)  pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary;

           (ii)  pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

          (iii)  make loans or advances to the Company or any other Restricted Subsidiary; or

          (iv)  transfer any of its property or assets to the Company or any other Restricted Subsidiary.

        The foregoing provisions shall not restrict any encumbrances or restrictions

            (i)  in agreements existing on the Closing Date, including in the Credit Agreement or the Indenture, and any extensions, refinancings, amendments, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, amendments, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, amended, renewed or replaced;

           (ii)  existing under or by reason of applicable law;

          (iii)  existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary or that becomes a Restricted Subsidiary after the Closing Date existing at the time of such acquisition or at the time such Person becomes a Restricted Subsidiary and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired or that becomes a Restricted Subsidiary;

          (iv)  in the case of clause (iv) of the first paragraph of this Section 4.10 ("Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries"), (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is, or is subject to, a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

           (v)  existing in contracts for the sale of assets permitted by Section 4.16 ("Limitation on Asset Sales") covenant, including, without limitation, with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

          (vi)  contained in the terms of any Indebtedness permitted pursuant to Section 4.8 ("Limitation on Indebtedness") or any agreement pursuant to which such Indebtedness was issued if the Company determines such encumbrance or restriction will not materially adversely affect the Company's ability to make anticipated principal or interest payments on the Notes; or

         (vii)  contained in Currency Agreements, Interest Rate Agreements or Metal Hedging Agreements.

        Nothing contained in this Section 4.10 ("Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries") shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in Section 4.14 ("Limitation on Liens") or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

        SECTION 4.11.    Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries.

        The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except

            (i)  to the Company or a Wholly-Owned Restricted Subsidiary;

           (ii)  issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

          (iii)  if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and the Investment, if any, in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under Section 4.9 ("Limitation on Restricted Payments") if made on the date of such issuance or sale;

          (iv)  in the case of issuances of Capital Stock of a non-Wholly Owned Restricted Subsidiary, if after giving effect to such issuance, the Company maintains its percentage ownership of such non-Wholly Owned Restricted Subsidiary; or

           (v)  if (A) an amount equal to the Net Cash Proceeds received from such issuance and sale is applied within 30 days after receipt thereof in accordance with clause (A)(I) or (II) of Section 4.16 ("Limitation on Asset Sales") described below, and (B) in the case of sales of Capital Stock other than for cash, the consideration would constitute "Replacement Assets" as defined in clause (A)(II) of Section 4.16 ("Limitation on Asset Sales") and the Board of Directors determine in good faith (as evidenced by a Board Resolution) that the consideration received is at least equal to the fair market value of the Capital Stock sold.

        SECTION 4.12.    Limitation on Issuances of Guarantees by Restricted Subsidiaries.

        The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless such Restricted Subsidiary could itself Incur such Indebtedness under Section 4.8 ("Limitation on Indebtedness"), provided that this covenant shall not be applicable to any Guarantee of any Restricted Subsidiary of the Indebtedness Incurred under the Credit Agreement existing on the Closing Date.

        SECTION 4.13.    Limitation on Transactions with Shareholders and Affiliates.

           (a)  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary (each, an "Affiliate Transaction"), except pursuant to a written document and on fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

          The foregoing limitation does not limit, and shall not apply to:

              (i)  any transaction (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of an internationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

             (ii)  any transaction solely between the Company and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;

            (iii)  payments of reasonable and customary regular fees, compensation and indemnities to directors, officers, Employees and consultants of the Company or any Restricted Subsidiary (including ordinary course loans and advances);

            (iv)  payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes;

             (v)  any Restricted Payments not prohibited by Section 4.9 ("Limitation on Restricted Payments");

            (vi)  any agreement as in effect on the Closing Date or any amendment thereto (so long as such amendment is not more disadvantageous to the holders of the Notes in any material respect than the prior agreement);

           (vii)  any Indebtedness existing or Incurred under clause (a)(ii) of Section 4.8 ("Limitation on Indebtedness");

          (viii)  any transaction permitted by, and complying with, the provisions of Article V ("Successor Corporation"); or

            (ix)  the issue and sale by the Company of any Capital Stock (other than Disqualified Stock) to its shareholders.

        Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this Section 4.13 ("Limitation on Transactions with Shareholders and Affiliates") and not covered by clauses (ii) through (ix) of this paragraph, the aggregate amount of which exceeds (a) £2,000,000 in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above and (b) £10,000,000 in value, must be determined to be fair in the manner provided for in clause (i)(B) above.

        SECTION 4.14.    Limitation on Liens.

        The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary.

        SECTION 4.15.    Limitation on Sale-Leaseback Transactions.

        The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

        The foregoing restriction does not apply to any sale-leaseback transaction if:

            (i)  the lease secures or relates to industrial revenue or pollution control bonds;

           (ii)  the lease is for a period, including renewal rights, of not in excess of three years;

          (iii)  the transaction is solely between the Company and any Restricted Subsidiary or solely between Restricted Subsidiaries; or

          (iv)  the sale or transfer of any assets or properties is permitted by, and the Company applies the net proceeds of such transaction in accordance with, Section 4.16 ("Limitation on Asset Sales");

  so long as immediately after giving effect to any such of transactions (i) through (iv), (A) no Default or Event of Default shall have occurred and be continuing and (B) the Company would have an Interest Coverage Ratio of greater than 2.00:1.

        SECTION 4.16.    Limitation on Asset Sales.

        The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

            (i)  the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and

           (ii)  at least 75% of the consideration received consists of (X) cash or Temporary Cash Investments or (Y) Replacement Assets (as defined in clause (A)(II) below), provided that the amount of

            (a)   any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated in right of payment to the Notes) that are assumed by the transferee of any such assets, or

            (b)   any Notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for the purposes of determining the percentage of cash or Temporary Cash Investments received by the Company or such Restricted Subsidiary.

          The Company shall or shall cause the relevant Restricted Subsidiary that receives any Net Cash Proceeds from one or more Asset Sales occurring on or after the Closing Date to,

            (A)  within 365 days after the date Net Cash Proceeds are so received (I) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company, or any Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries, or (II) invest an equal amount, or the amount not so applied pursuant to clause (I) (or enter into a definitive agreement committing to so invest within 365 days after the date of such agreement), in property (including, without limitation, intellectual property) or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment ("Replacement Assets"); and

            (B)  apply (no later than the end of the 365 day period referred to in clause (A)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (A)) as provided in the following paragraph of this Section 4.16 ("Limitation on Asset Sales").

        The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 365 day period as set forth in clause (A) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

        If, as of the 366th day, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this Section 4.16 ("Limitation on Asset Sales") totals at least £5,000,000, the Company must commence, not later than the 15th Business Day of such month, and consummate an Offer to Purchase from the holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the principal amount of the Notes, plus, in each case, accrued interest (if any) to the Payment Date. Notes and portions of Notes purchased hereunder shall be in minimum principal amounts of £1.00 or integral multiples of £1.00 in excess thereof; provided that no Note shall be purchased in part of the unpurchased portion of such Note would be less than £50,000. The Trustee shall promptly authenticate and deliver a new Note or Notes equal in principal amount to any unpurchased portion of Notes surrendered, if any, to the Holder of Notes in global form or to each Holder of Definitive Registered Securities, provided that each such new Note shall have an aggregate principal amount of at least £50,000. To the extent that any Excess Proceeds remain after consummation of an Offer to Purchase, the Company or such Restricted Subsidiary may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture.

        SECTION 4.17.    Additional Amounts.    All payments made by the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment, or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively, "Taxes") imposed or levied by or on behalf of any government or political subdivision or territory or possession of any government or authority or agency therein or thereof having the power to tax (each, a "Taxing Authority") within the United Kingdom or any other jurisdiction from or through which any payment on the Notes is made by the Company, unless the Company is required to withhold or deduct Taxes by law. If the Company is required by law to make any such withholding or deduction, the Company will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received (including in the form of Additional Notes) by each holder (including Additional Amounts) after such withholding or deduction will be equal to the amount the holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable to a holder (an "Excluded Holder") with respect to any Tax that would not have been imposed, payable or due:

            (i)  but for the existence of any present or former connection between the holder (or the beneficial owner of, or person ultimately entitled to obtain an interest in, such Notes or a fiduciary, settler, member or shareholder of, or possessor of power over the relevant holder, if the relevant holder is an estate, nominee, trust or corporation) and the relevant taxing jurisdiction, including, without limitation, such holder or beneficial owner being or having been a domiciliary, citizen, national or resident thereof, or having had a permanent establishment, office, branch or fixed place of business therein, or being or having been engaged in a trade or business therein;

           (ii)  but for the failure by the holder or beneficial owner of the Note to comply with any declaration, certification, identification or other reporting requirements whether imposed by statute, treaty, regulation or administrative practice concerning citizenship, nationality, residence or connection with the relevant taxing jurisdiction if such compliance is required as a precondition to relief or exemption from such Taxes;

          (iii)  if the presentation of Notes for payment had occurred within 30 days after the date such payment was due and payable or was provided for, whichever is later; or

          (iv)  if the beneficial owner of, or person ultimately entitled to obtain an interest in, such Notes had been the holder and would not be entitled to the payment of Additional Amounts.

        In addition, Additional Amounts will not be payable:

            (i)  with respect to any Tax that is payable other than by deduction or withholding from payments of principal of, or any premium or interest on, the Notes;

           (ii)  with respect to any Definitive Registered Securities issued at the request of a holder (including following an Event of Default) if, at the time of the payment in question, Definitive Registered Securities have not been issued in exchange for the entire principal amount of the Notes;

          (iii)  with respect to any estate, inheritance, gift, excise, sales, transfer, personal property or similar Tax;

          (iv)  with respect to any Taxes that are required to be deducted or withheld by any Paying Agent from a payment on a Note, if such payment can be made without such deduction or withholding by any other Paying Agent;

           (v)  with respect to any Tax for which a holder would be liable by reason of having some connection with the relevant taxing jurisdiction other than the mere holding of a Note; or

          (vi)  with respect to any Taxes that are required to be withheld or deducted on payment to an individual pursuant to any European Council Directive regarding the taxation of savings income (including European Council Directive 2003/48/EC) or pursuant to any law implementing or complying with, or introduced to conform to, any such Directive.

        If required by law to make any such withholding or deduction, the Company will remit or will cause to be remitted the full amount deducted or withheld to the relevant Taxing Authority in accordance with applicable law, including (to the extent permitted by law) by tendering to the relevant Taxing Authority an Additional Note with a principal amount equal to such amount. The Company will make reasonable efforts to obtain and provide the Trustee with documentation evidencing the payment of such Taxes, and will make such documentation available to any holder of Notes upon request.

        At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company will be obligated to pay Additional Amounts with respect to such payment, the Company will deliver to the Trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable, and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to the holders on the payment date. Whenever in this Indenture there is mentioned, in any context, the payment of principal of, or premium or interest on, any of the Notes, or any other amount payable under or with respect to any of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

        In the event that the Company has become or would become obligated to pay, on the next date on which any amount would be payable under or with respect to the Notes, any Additional Amounts as a result of changes affecting withholding tax laws or treaties (including any regulations, protocols or rulings promulgated thereunder), the Company may redeem the Notes in whole, but not in part, at any time at 100% of their principal amount, together with accrued interest thereon, if any, to the Redemption Date.

        The foregoing provisions shall apply to any withholding or deduction for or on account of any Taxes of any jurisdiction in which any successor Person to the Company is organized, or any political subdivision or Taxing Authority thereof or therein.

        SECTION 4.18.    Repurchase of Notes upon a Change of Control.    The Company shall commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding in a minimum amount of £1.00 and any multiple of £1.00 in excess thereof, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest, if any, to the Payment Date; provided that no Note shall be purchased in part if the unpurchased portion of such Note would be less than £50,000. The Trustee shall promptly authenticate and deliver a new Note or Notes equal in principal amount to any unpurchased portion of Notes surrendered, if any, to the Holder of Notes in global form or to each Holder of Definitive Registered Securities, provided that each such new Note shall have an aggregate principal amount of at least £50,000.

        SECTION 4.19.    Waiver of Stay, Extension or Usury Laws.    The Company covenants (to the extent permitted by law) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture, and (to the extent permitted by law) the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE V.
SUCCESSOR CORPORATION

        SECTION 5.1.    Consolidation, Merger and Sale of Assets.    The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a Restricted Subsidiary) or permit any Person (other than a Restricted Subsidiary) to merge with or into the Company unless:

            (i)  the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United Kingdom or any other country in the European Union as of January 1, 2004, the United States, Canada, Japan or Australia or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture;

           (ii)  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

          (iii)  immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes, as the case may be, would have an Interest Coverage Ratio of greater than 2.00:1.00; and

          (iv)  the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

        provided, however, that clause (iii) above does not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the jurisdiction of incorporation of the Company and any such transaction shall not have as one of its purposes the evasion of any of the foregoing limitations.

        If the successor corporation is organized under the laws of a different jurisdiction than the predecessor corporation, such corporation shall not be entitled to redeem the Notes pursuant to the clause (b) of Section 3.1 unless the obligation to pay Additional Amounts described therein arises as a result of a change in laws (including any regulations promulgated thereunder) of such other jurisdiction or in the interpretation or administration thereof, and if such change is announced and becomes effective on or after the date such successor corporation assumes the obligations of the predecessor corporation.

        SECTION 5.2.    Successor Entity Substituted.    Upon any consolidation, combination, merger or any transfer of all or substantially all of the assets of the Company in accordance with Section 5.1 and the execution of a supplemental indenture by the surviving entity in a form reasonably satisfactory to the Trustee, the surviving entity formed by such consolidation or combination or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under this Indenture with the same effect as if such surviving entity had been named as the Company herein, and thereafter, the predecessor company (except in the case of a lease of all or substantially all of its property and assets) shall be released from all obligations and covenants under this Indenture and the Notes.

ARTICLE VI.
DEFAULT AND REMEDIES

        SECTION 6.1.    Events of Default.

          (a)   Each of the following events is an "Event of Default":

              (i)  a default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

             (ii)  a default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

            (iii)  a default in the performance, or breach, of the provisions of Article V hereof or the failure to make or consummate an Offer to Purchase in accordance with Section 4.16 of or Section 4.18;

            (iv)  any default in the performance, or breach, of any other covenant or agreement of the Company in this Indenture or under the Notes (other than a default specified in clause (i), (ii) or (iii) above), which default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

             (v)  the occurrence of, with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) having an outstanding principal amount of £5,000,000 or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holders thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

            (vi)  any final judgment or order (not covered by insurance to the satisfaction of the Trustee) for the payment of money in excess of £5,000,000 in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed £5,000,000 during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

           (vii)  a court of competent jurisdiction enters a Bankruptcy Order under any Bankruptcy Law that

              (A)  is for relief against the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) in an involuntary case or proceeding,

              (B)  appoints a Custodian of the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for all or substantially all of its properties, or

              (C)  orders the liquidation of the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary),

  and in each case such order or decree remains unstayed and in effect for a period of 30 consecutive days;

          (viii)  the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law

              (A)  commences a voluntary case or proceeding (including, without limitation, passing any resolution for its winding-up or liquidation),

              (B)  consents to the entry of a Bankruptcy Order for relief against it in an involuntary case or proceeding,

              (C)  consents to the appointment of a Custodian of it or for all or substantially all of its property, or

              (D)  makes a general assignment for the benefit of its creditors or files a proposal or scheme of arrangement involving the rescheduling or composition of its indebtedness; or

            (ix)  any administrative or other receiver or any manager of the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or all or substantially all of its assets is appointed.

           (b)  For purposes of this Article VI, the term "Custodian" means any custodian, receiver, administrator, administrative receiver, interim receiver, receiver and manager, trustee, assignee, liquidator, sequestrator or similar official charged with maintaining possession or control over property for one or more creditors, whether under any Bankruptcy Law or otherwise. The term "Bankruptcy Order" means any court order made in a proceeding pursuant to or within the meaning of any Bankruptcy Law, containing an adjudication of bankruptcy or insolvency, or providing for liquidation winding up, dissolution or reorganization, or appointing a Custodian of a debtor or of all or any substantial part of a debtor's property, or providing for the staying, arrangement, adjustment or composition of indebtedness or other relief of a debtor.

        SECTION 6.2.    Acceleration.    If an Event of Default (other than an Event of Default specified in Section 6.1(a)(vii) or (viii) that occurs with respect to the Company) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the Notes to be immediately due and payable at their principal amount together with accrued interest and premium, if any. Upon a declaration of acceleration, such principal amount, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in Section 6.1(a)(v) has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to Section 6.1(a)(v) shall be remedied or cured by the Company or the relevant Significant Subsidiaries or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in Section 6.1(a)(vii) or (viii) occurs with respect to the Company, the principal amount of, premium, if any, and accrued interest on the Notes then Outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Holders of at least a majority in principal amount of the Outstanding Notes, by written notice to the Company and to the Trustee, may waive all past Defaults and rescind and annul such declaration of acceleration and its consequences if (a) all existing Events of Default, other than the nonpayment of the principal amount of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

        SECTION 6.3.    Other Remedies.    If an Event of Default occurs and is continuing, the Trustee may pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

        The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

        SECTION 6.4.    Waiver of Past Default.    Subject to Sections 6.2, 6.7 and 9.2, the Holders of at least a majority in principal amount of the Outstanding Notes, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences, except a Default in the payment of principal of, premium, if any, or interest on any Note as specified in Section 6.l(a)(i) or (ii) or in respect of a covenant or provision of this Indenture which cannot pursuant to Section 9.2 be modified or amended without the consent of the Holder of each Outstanding Note affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

        SECTION 6.5.    Control by Majority.    The Holders of at least a majority in aggregate principal amount of the Outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it; provided that the Trustee may refuse to follow any direction that (i) conflicts with applicable law or this Indenture, (ii) may involve the Trustee in personal liability, or (iii) the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction; provided further that the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.

        SECTION 6.6.    Limitation on Suits. A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

          (a)   the Holder gives to the Trustee written notice of a continuing Event of Default;

          (b)   the Holders of at least 25% in aggregate principal amount of Outstanding Notes make a written request to the Trustee to pursue the remedy;

          (c)   such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

          (d)   the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

          (e)   during such 60-day period, the Holders of a majority in principal amount of the Outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

        A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such Holder.

        SECTION 6.7.    Rights of Holders to Receive Payment.    Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, or interest on a Note or to bring suit for the enforcement of any such payment, on or after the due date for such payment expressed in the Notes, is absolute and unconditional and shall not be impaired or affected without the consent of such Holder.

        SECTION 6.8.    Collection Suit by Trustee.    If an Event of Default specified in Section 6.1(a)(i) or (ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Notes for the whole amount of principal, premium, if any, and accrued interest remaining unpaid, together with interest on overdue principal, premium, if any, and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at 2%, which interest shall be compounded semi-annually each May 1 and November 1, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel properly incurred.

        SECTION 6.9.    Trustee May File Proofs of Claim.    The Trustee shall be entitled and empowered to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due the Trustee under Section 7.7) and the Holders allowed in any judicial proceedings relative to the Company or the Subsidiaries of the Company (or any other obligor on the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any moneys, securities or other property payable or deliverable upon such claims and to distribute the same, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 7.7. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

        SECTION 6.10.    Priorities.    If the Trustee collects any money pursuant to this Article VI, it shall pay out such money in the following order:

          First: to the Trustee and the Agents for all amounts due to them under this Indenture, including Section 7.7;

          Second: to Holders for amounts then due and unpaid for principal of, premium, if any, and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal, premium, if any, and interest, respectively; and

          Third: to the Company or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

        The Trustee, upon prior written notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

        SECTION 6.11.    Undertaking for Costs.    In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by Holders of more than 10% in aggregate principal amount of Outstanding Notes.

        SECTION 6.12.    Restoration of Rights and Remedies.    If the Trustee or, any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then, and in every such case, subject to any determination in such proceeding (and without requiring the return or reimbursement by the Trustee of any moneys properly paid to it pursuant to the Indenture in connection with such proceeding), the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Company, the Trustee and the Holders shall continue as though no such proceeding had been instituted.

        SECTION 6.13.    Rights and Remedies Cumulative.    Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes in Section 2.8, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

        SECTION 6.14.    Delay or Omission Not Waiver.    No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article VI or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient by the Trustee or by the Holders, as the case may be.

ARTICLE VII.
TRUSTEE

        SECTION 7.1.    Duties of Trustee.

          (a)   If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. However, no provision of this Indenture shall require the Trustee to do anything which, in its good faith opinion, may be illegal or contrary to applicable law or regulation, and the Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by an governmental or regulatory authority or by any circumstances beyond its control.

          (b)   Subject to subsection (a) of this Section 7.1:

              (i)  The Trustee undertakes to perform such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

             (ii)  in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided that in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

          (c)   No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

              (i)  This paragraph does not limit the effect of paragraph (b) of this Section 7.1;

             (ii)  the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

            (iii)  the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.2, 6.5 or 6.6.

          (d)   No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its discretions, authorities, rights or powers if it believes that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

          (e)   Section 1 of the Trustee Act 2000 shall not apply to the duties of the Trustee in relation to the trusts constituted by this Indenture. Where there are any inconsistencies between the Trustee Act 1925 and/or the Trustee Act 2000 and the provisions of this Indenture, the provisions of this Indenture shall, to the extent allowed by law, prevail and, in the case of any such inconsistency with the Trustee Act 2000, the provisions of this Indenture shall constitute a restriction or exclusion for the purposes of that Act.

          (f)    Every provision of this Indenture that in any way relates to the Trustee is subject to the provisions of the TIA and, to the extent not inconsistent therewith, this Section 7.1, Section 7.2 and Section 7.7.

        SECTION 7.2.    Rights of Trustee.    To the extent not otherwise inconsistent with the requirements of the TIA and except as provided in Section 7.1, the Trustee shall have all the powers conferred upon trustees by the Trustee Act 1925 and the Trustee Act 2000 and in addition thereto:

          (a)   The Trustee may conclusively rely upon any document appearing on its face to be genuine and to have been signed or presented by the proper Person. The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney.

          (b)   Before the Trustee acts or refrains from acting with respect to any matter contemplated by this Indenture, it may require an Officers' Certificate and/or an Opinion of Counsel, which shall conform to the provisions of Section 11.5. The Trustee shall not be bound in any such case to call for further evidence and shall not be liable for any action it or any other person takes or omits to take in good faith in reliance on such certificate or opinion.

          (c)   The Trustee may act through its attorneys and agents and shall not be bound to supervise the acts of any agent or be responsible for the misconduct or negligence of any agent (other than the negligence or willful misconduct of an agent who is an employee of the Trustee) appointed with due care.

          (d)   The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers; provided that the Trustee's conduct does not constitute negligence or willful misconduct.

          (e)   The Trustee may in relation to this Indenture act on the advice or opinion of or any information obtained from any lawyer, valuer, accountant, surveyor, banker, broker, auctioneer or other expert whether obtained by the Company, the Trustee or otherwise and shall not be responsible for any liability occasioned by so acting in good faith.

          (f)    Any such advice, opinion or information may be sent or obtained by letter, telex, telegram, facsimile transmission, electronic mail or cable and the Trustee shall not be liable for acting on any advice, opinion or information purporting to be conveyed by any such letter, telex, telegram, facsimile transmission, electronic mail or cable although the same shall contain some error or shall not be authentic.

          (g)   The Trustee shall be at liberty to hold this Indenture and any other documents relating thereto or to deposit them in any part of the world with any banker or banking company or company whose business includes undertaking the safe custody of documents or lawyer or firm of lawyers considered by the Trustee to be of good repute and the Trustee shall not be responsible for or required to insure against any liability incurred in connection with any such holding or deposit and may pay all sums required to be paid on account of or in respect of any such deposit.

          (h)   The Trustee shall not be responsible for the receipt or application of the proceeds of the issue of any of the Notes by the Company, the exchange of any Global Note for another Global Note, or the delivery of any Global Note to the Person(s) entitled to it or them.

          (i)    The Trustee shall not be bound to give notice to any person of the execution of this Indenture or any documents comprised or referred to in this Indenture or to take any steps to ascertain whether any Event of Default or any Default has happened and, subject to Section 7.5, the Trustee shall be entitled to assume that no Event of Default or Default has happened and that the Company is observing and performing all its obligations under this Indenture or the Notes.

          (j)    Save as expressly otherwise provided in this Indenture, the Trustee shall have absolute and uncontrolled discretion as to the exercise or non-exercise of its trusts, powers, authorities and discretions under this Indenture (the exercise or non-exercise of which as between the Trustee and the Holders shall be conclusive and binding on the Holders) and shall not be responsible for any liability which may result from their exercise or non-exercise provided such exercise or non-exercise was not the result of negligence or willful misconduct on the part of the Trustee.

          (k)   Any consent or approval given by the Trustee for the purposes of this Indenture may be given on such terms and subject to such conditions (if any) as the Trustee thinks fit and notwithstanding anything to the contrary in this Indenture may be given retrospectively.

          (l)    Save as otherwise expressly provided in this Indenture, the Trustee shall not (unless and to the extent ordered so to do by a court of competent jurisdiction) be required to disclose to any Holder any information (including, without limitation, information of a confidential, financial or price sensitive nature) made available to the Trustee by the Company or any other person in connection with this Indenture or the Notes and no Holder shall be entitled to take any action to obtain from the Trustee any such information.

          (m)  Save as expressly otherwise provided in this Indenture, where it is necessary or desirable for any purpose in connection with this Indenture to convert any sum from one currency to another it shall (unless otherwise provided by this Indenture or required by law) be converted at such rate or rates, in accordance with such method and as at such date for the determination of such rate of exchange, as may be agreed by the Trustee in consultation with the Company, and any rate, method and date so agreed shall be binding on the Company and the Holders.

          (n)   In connection with the exercise by it of any of its trusts, powers, authorities and discretions under this Indenture (including, without limitation, any modification, waiver, authorization or determination), the Trustee shall have regard to the general interests of the Holders as a class and shall not have regard to any interests arising from circumstances particular to individual Holders (whatever their number) and, in particular but without limitation, shall not have regard to the consequences of any such exercise for individual Holders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory or any political sub-division thereof and the Trustee shall not be entitled to require, nor shall any Holder be entitled to claim, from the Company, the Trustee or any other person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Holders except to the extent already provided for in Section 4.17 and/or any undertaking given in addition thereto or in substitution therefor under this Indenture.

          (o)   Any Trustee of this Indenture being a lawyer, accountant, broker or other person engaged in any profession or business shall be entitled to charge and be paid all usual professional and other charges for business transacted and acts done by him or his firm in connection with the trusts of this Indenture and also his reasonable charges in addition to disbursements for all other work and business done and all time spent by him or his firm in connection with matters arising in connection with this Indenture.

          (p)   The Trustee may whenever in its reasonable judgment it thinks fit delegate by power of attorney or otherwise to any person or persons or fluctuating body of persons (whether being a joint trustee of this Indenture or not) all or any of its trusts, powers, authorities and discretions under this Indenture. Such delegation may be made upon such terms (including power to sub-delegate) and subject to such conditions and regulations as the Trustee may in the interests of the Holders and in its reasonable judgment think fit. The Trustee shall not be under any obligation to supervise the proceedings or acts of any such delegate or sub-delegate or be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate; provided that such delegation or sub-delegation was made with due care. The Trustee shall promptly after any such delegation or any renewal, extension or termination thereof give notice thereof to the Company.

          (q)   The Trustee may in the conduct of the trusts of this Indenture instead of acting personally employ and pay an agent (whether being a lawyer or other professional person) to transact or conduct, or concur in transacting or conducting, any business and to do, or concur in doing, all acts required to be done in connection with this Indenture (including the receipt and payment of money). The Trustee shall not be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such agent not being an employee of the Trustee or be bound to supervise the proceedings or acts of any such agent, provided that such agent was appointed with due care.

          (r)   The Trustee shall not be responsible for the execution, delivery, legality, effectiveness, adequacy, genuineness, validity, performance, enforceability or admissibility in evidence of this Indenture or any other document relating or expressed to be supplemental thereto and shall not be liable for any failure to obtain any license, consent or other authority for the execution, delivery, legality, effectiveness, adequacy, genuineness, validity, performance, enforceability or admissibility in evidence of this Indenture or any other document relating or expressed to be supplemental thereto.

          (s)   The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

          (t)    The permissive rights of the Trustee to do things enumerated by this Indenture shall not be construed as duties.

          (u)   The Trustee shall have no duty to inquire as to the performance by the Company or any of its Subsidiaries with respect to the covenants contained in Article IV hereof. Delivery of reports, information and documents to the Trustee under Section 4.6(b) and Section 4.7 is for informational purposes only and the Trustee's receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates).

          (v)   In no event shall the Trustee or any Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Indenture.

          (w)  In no event shall the Trustee or any agent be responsible or liable under, in connection with or pursuant to this Indenture, or any action or inaction taken or not taken in connection therewith, to any person for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit or opportunity) whether or not foreseeable and irrespective of whether it has been advised of the likelihood of such loss or damage and regardless of the form of action.

          (x)   Whether or not expressly provided in any other provision hereof, the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified and all other rights provided in Section 7.1, this Section 7.2 and 7.7, are extended to, and shall be enforceable by, to the extent applicable to such Person, (i) the Trustee in each of its capacities hereunder and (ii) each Agent appointed, and any other Person employed, by the Company to act hereunder.

        SECTION 7.3.    Individual Rights of Trustee.    The Trustee in its individual capacity or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, or its Subsidiaries and Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to and shall comply with TIA Section 310(b) and 311 pursuant to which the Trustee shall resign if it acquires and does not eliminate a conflicting interest as defined therein. A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

        Subject to the preceding paragraph, neither the Trustee nor any director or officer or holding company, subsidiary or associated company of a corporation acting as a trustee under this Indenture shall by reason of its or his fiduciary position be in any way precluded from:

            (i)  entering into or being interested in any contract or financial or other transaction or arrangement with the Company or any person or body corporate associated with the Company (including without limitation any contract, transaction or arrangement of a banking or insurance nature or any contract, transaction or arrangement in relation to the making of loans or the provision of financial facilities or financial advice to, or the purchase, placing or underwriting of or the subscribing or procuring subscriptions for or otherwise acquiring, holding or dealing with, or acting as paying agent in respect of, the Notes or any other notes, bonds, stocks, shares, debenture stock, debentures or other securities of, the Company or any person or body corporate associated as aforesaid); or

           (ii)  accepting or holding the trusteeship of any other trust deed constituting or securing any other securities issued by or relating to the Company or any such person or body corporate so associated or any other office of profit under the Company or any such person or body corporate, so associated, and shall be entitled to exercise and enforce its rights, comply with its obligations and perform its duties under or in relation to any such contract, transaction or arrangement as is referred to in (i) above or, as the case may be, any such trusteeship or office of profit as is referred to in (ii) above without regard to the interests of the Holders and notwithstanding that the same may be contrary or prejudicial to the interests of the Holders and shall not be responsible for any liability occasioned to the Holders thereby and shall be entitled to retain and shall not be in any way liable to account for any profit made or share of brokerage or commission or remuneration or other amount or benefit received thereby or in connection therewith.

        Where any holding company, subsidiary or associated company of the Trustee or any director or officer of the Trustee acting other than in his capacity as such a director or officer has any information, the Trustee shall not thereby be deemed also to have knowledge of such information and, unless it shall have actual knowledge of such information, shall not be responsible for any loss suffered by Holders resulting from the Trustee's failing to take such information into account in acting or refraining from acting under or in relation to this Indenture. Any agent may do the same with like rights.

        Notwithstanding the foregoing, the Trustee is subject to Section 7.10 hereof and, to the extent applicable, the provisions of the TIA.

        SECTION 7.4.    Trustee's Disclaimer.    The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes; it shall not be accountable for the Company's use of the proceeds from the issuance of the Notes; and it shall not be responsible for any statement of the Company in the Notes or any other document issued in connection with the issue of the Notes other than the Trustee's certificate of authentication.

        SECTION 7.5.    Notice of Defaults.    If any Default or any Event of Default with respect to the Notes occurs and is continuing and is known to the Trustee, the Trustee shall give notice of the Default or Event of Default within 90 days after the occurrence thereof to the Holders of the Notes. Except in the case of a Default or an Event of Default in the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold the notice to the Holders if a committee of its Responsible Officers in good faith determines that withholding the notice is in the interest of Holders.

        Subject to the provisions of Sections 7.1 and 7.2, the Trustee shall not be deemed to have knowledge of any Default, Event of Default or Change of Control except (i) a default described in Section 6.1(a)(i) or (ii) for so long as the Trustee is the Paying Agent, or (ii) any Default, Event of Default or Change of Control of which the Trustee shall have received written notification at its Corporate Trust Office or a Responsible Officer charged with the administration of this Indenture shall have obtained actual knowledge, and such notification shall not be deemed to include receipt of information obtained in any report or other reports and documents furnished under Section 4.7 of this Indenture.

        SECTION 7.6.    Reports by Trustee to Holders.    To the extent required by TIA Section 313(a), within 60 days after November 30 of each year commencing with 2007 and for as long as there are Notes Outstanding hereunder, the Trustee shall mail to each Holder, the Trustee's brief report dated as of such date that complies with TIA Section 313(a). The Trustee also shall comply with TIA Section 313(b) and TIA Section 313(c) and (d). A copy of such report at the time of its mailing to Holders shall be filed with the SEC, if required, and each stock exchange, if any, on which the Notes are listed.

        The Company shall promptly notify the Trustee if the Notes become listed on any stock exchange and the Trustee shall comply with TIA Section 313(d).

        SECTION 7.7.    Compensation and Indemnity.    The Company shall pay to the Trustee such compensation as shall be agreed upon in writing for its services. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket disbursements, expenses and advances (including fees, disbursements and expenses of counsel properly incurred) properly incurred or made by it in addition to the compensation for its services including but not limited to traveling expenses and any stamp, issue, registration, documentary and other taxes or duties (not being taxes on net income) properly paid or payable by the Trustee in connection with any action taken or contemplated by or on behalf of the Trustee for enforcing, or resolving any doubt concerning, or for any other purpose in relation to, this Indenture, in addition to the compensation for its services, except any such disbursements, expenses and advances as may be attributable to the Trustee's negligence, willful misconduct or bad faith. The Company shall in addition pay to the Trustee an amount equal to the amount of any value added tax or similar tax properly chargeable in respect of its remuneration under this Indenture. Such expenses shall include the reasonable compensation, out-of-pocket disbursements and expenses of the Trustee's agents.

        Without prejudice to the right of indemnity by law given to Trustees, the Company shall indemnify the Trustee and each of its agents and delegates for, and hold it harmless against, any loss or liability or expense incurred by it without negligence or bad faith on its part in connection with the acceptance or administration of this Indenture and its duties under this Indenture and the Notes in its capacity as Trustee, Paying Agent or Registrar, including the costs and expenses of investigating or defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Indenture and the Notes. The Trustee shall notify the Company promptly of any claim asserted against the Trustee for which it may seek indemnity. However, the failure by the Trustee so to notify the Company shall not relieve the Company of its obligations hereunder. The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee, the Paying Agent or the Registrar through the Trustee's, the Paying Agent's or the Registrar's, as the case may be, own willful misconduct, negligence or bad faith.

        To secure the Company's payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by it, in its capacity as Trustee, Paying Agent or Registrar except (but subject as mentioned in Section 6.10) for money or property held in trust to pay principal of, premium, if any, and interest on particular Notes. Such lien shall survive the termination of this Indenture.

        Subject to any other rights available to the Trustee under any applicable Bankruptcy Law, when the Trustee or any Agent incurs expenses or renders services after an Event of Default specified in Section 6.l(a)(vii) or (viii) occurs, the parties hereto and the Holders, by acceptance of the Notes, hereby agree that the expenses and the compensation for the services are intended to constitute expenses of administration under any applicable Bankruptcy Law.

        The Trustee's rights under this Section 7.7 shall survive the resignation or removal of the Trustee, the redemption of the Notes and the termination of this Indenture.

        SECTION 7.8.    Replacement of Trustee.    A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this Section 7.8.

        The Trustee may resign at any time by so notifying the Company in writing. The Holders of a majority in principal amount of the Outstanding Notes may remove the Trustee by so notifying the Trustee in writing and may appoint a successor Trustee with the Company's consent, which consent shall not be unreasonably withheld. The Company may remove the Trustee if:

          (a)   the Trustee fails to comply with Section 7.10;

          (b)   the Trustee is adjudged a bankrupt or an insolvent;

          (c)   a receiver or other public officer takes charge of the Trustee or its property; or

          (d)   the Trustee becomes incapable of acting as Trustee of this Indenture.

        If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the "retiring Trustee"), the Company shall promptly appoint a successor Trustee.

        A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. As promptly as practicable after such delivery, the retiring Trustee shall transfer (after payment of all sums then owing to it pursuant to Section 7.7) all property held by it as Trustee to the successor Trustee (subject to the lien provided in Section 7.7), the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers, discretions, authorities, trusts and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Holder.

        If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of the majority in principal amount of the Outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

        If the Trustee fails to comply with Section 7.10, any Holder who satisfies the requirements of TIA Section 310(b) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

        Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Company's obligations under Section 7.7 (to the extent stated to survive therein) shall continue for the benefit of the retiring Trustee.

        SECTION 7.9.    Successor Trustee by Merger; etc.,.    If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act shall be the successor Trustee provided such corporation shall be otherwise qualified and eligible under this Article VII.

        In case at the time such successor or successors to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

        SECTION 7.10.    Eligibility Disqualification.    This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1) The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee may not be an obligor upon the Notes or an Affiliate of any such obligor.

        SECTION 7.11.    Money Held in Trust.    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article VIII of this Indenture.

ARTICLE VIII.
DISCHARGE OF INDENTURE, DEFEASANCE

        SECTION 8.1.    Termination of Company's Obligations.    The Company may, at its option, terminate its obligations under the Notes and this Indenture, except those obligations referred to in the last paragraph of this Section 8.1, if:

          (a)   all Notes previously authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it hereunder; or

          (b)   (i) the Notes have become due and payable, mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (ii) the Company irrevocably deposits in trust with the Trustee during such one-year period, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds solely for the benefit of the Holders for that purpose, money or Government Obligations sufficient (in the opinion of a United Kingdom nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee), without consideration of any reinvestment of any interest thereon, to pay principal, premium, if any, and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it hereunder, (iii) no Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit, (iv) such deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Company is a party or by which it is bound, and (v) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the satisfaction and discharge of this Indenture have been complied with.

        With respect to the foregoing Section 8.1(a), the Company's obligations under Section 7.7 shall survive. With respect to the foregoing Section 8.1(b) the Company's obligations in Sections 2.2, 2.3, 2.4, 2.7, 2.8, 2.12, 4.1, 4.2, 4.17, 7.7, 7.8, 8.4 and 8.5 shall survive until the Notes are no longer Outstanding. Thereafter, only the Company's obligations in Sections 7.7, 8.4 and 8.5 shall survive. After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company's obligations under the Notes and this Indenture except for those surviving obligations specified above.

        SECTION 8.2.    Legal Defeasance and Covenant Defeasance.

          (a)   Defeasance and Discharge of Indenture, The Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the first day following six months after the date of the deposit referred to in clause (A) of this Section 8.2 if;

            (A)  the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee and has conveyed all right, title and interest for the benefit of the Holders, under the terms of an irrevocable trust agreement in form satisfactory to the Trustee as trust funds in trust, specifically pledged to the Trustee for the benefit of the Holders as security for payment of the principal of, premium, if any, and interest, if any, on the Notes, and dedicated solely to, the benefit of the Holders, in and to (i) money in an amount, (ii) Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide, not later than one day before the due date of any payment referred to in this clause (a), money in an amount or (iii) a combination thereof in an amount sufficient, in the opinion of a United Kingdom nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal of, premium, if any, and accrued interest on the Outstanding Notes at the Stated Maturity of such payments or upon earlier redemption, provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such Government Obligations to the payment of such principal, premium, if any, and interest with respect to the Notes and to give any related notice of redemption,

            (B)  immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the first day following six months after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound,

            (C)  the Company has delivered to the Trustee (i) an Opinion of Counsel to the effect that (1) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Company's deposit, defeasance and discharge under this Section 8.2 and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit (except with respect to any trust funds for the account of any Holder who may be deemed to be an "insider" for purposes of the United States Bankruptcy Code, after one year following the deposit), the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, and

            (D)  if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

        Notwithstanding the foregoing, prior to the end of the post deposit period referred to in clause (C)(ii) of this section 8.2(a), none of the Company's obligations under this Indenture shall be discharged. Subsequent to the end of such period with respect to this Section 8.2(a) the Company's obligations in Sections 2.2. 2.3, 2.4, 2.7, 2.8, 2.12, 4.1, 4.2, 4.17, 7.7, 7.8, 8.4 and 8.5 shall survive until Notes mature or are redeemed. Thereafter, only the Company's obligations in Sections 7.7, 8.4 and 8.5 shall survive. If and when a ruling from the Internal Revenue Service or an Opinion of Counsel referred to in clause (C)(i) of this Section 8.2(a) may be provided specifically without regard to, and not in reliance upon, the continuance of the Company's obligations under Section 4.1, then the Company's obligations under Section 4.1 shall cease upon delivery to the Trustee of such ruling or Opinion of Counsel and compliance with the other conditions precedent provided for herein relating to the defeasance contemplated by this Section 8.2(a).

        After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company's obligations under the Notes and this Indenture except for those surviving obligations identified in the immediately preceding paragraph.

          (b)   Defeasance of Certain Obligations. The Company may omit to comply with any term, provision or condition set forth in clause (iv) under Section 5.1 and Section 4.8 through 4.16 and 4.18, and clauses (iii) and (iv) under Section 6.1(a) with respect to such covenants and clauses (v) and (vi) under Section 6.1(a) shall be deemed not to be Events of Default if:

            (A)  the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee and conveyed all right, title and interest to the Trustee for the benefit of the Holders, under the terms of an irrevocable trust agreement in form and satisfactory to the Trustee as trust funds in trust, specifically pledged to the Trustee for the benefit of the Holders as security for payment of the principal of, premium, if any, and interest, if any, on the Notes, and dedicated solely to, the benefit of the Holders, in and to (1) money in an amount, (ii) Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide, not later than one day before the due date of any payment referred to in this clause (a), or (iii) a combination thereof in an amount sufficient, in the opinion of a United Kingdom nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal of, premium, if any, and accrued interest on the Outstanding Notes on the Stated Maturity of such payments or upon earlier redemption, provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such Government Obligations to the payment of such principal, premium, if any, and interest with respect to the Notes and to give any related notice of redemption;

            (B)  immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the first day following six months after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

            (C)  the Company has delivered to the Trustee an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit (except with respect to any trust funds for the account of any Holder who may be deemed to be an "insider" for purposes of the United States Bankruptcy Code, after one year following the deposit), the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,

            (D)  if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

        SECTION 8.3.    Application of Trust Money.    Subject to Section 8.5, the Trustee shall hold in trust money or Government Obligations deposited with it pursuant to Sections 8.1 and 8.2, and shall apply the deposited money and the money from Government Obligations in accordance with the Notes and this Indenture to the payment of principal of, premium, if any, and interest on the Notes.

        SECTION 8.4.    Repayment to Company.    Subject to Sections 4.17, 7.7, 8.1 and 8.2, the Trustee and the Paying Agent shall promptly pay to the Company upon receipt by the Trustee and the Paying Agent of a request set forth in an Officers' Certificate, any excess money held by them at any time. The Trustee and the Paying Agent shall pay to the Company upon receipt by the Trustee or the Paying Agent, as the case may be, of a request set forth in an Officers' Certificate, any money held by it for the payment of principal, premium, if any, or interest that remains unclaimed for two years after payment to the Holders is required; provided that the Trustee and the Paying Agent before being required to make any payment may, but need not, at the expense of the Company, give notice to Holders in accordance with Section 11.2(b) that money remains unclaimed and that after a date specified therein, which shall be at least 30 days from the date of such notice, any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Holders entitled to money must look solely to the Company for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee or Paying Agent with respect to such money shall thereupon cease.

        SECTION 8.5.    Reinstatement.    If the Trustee or Paying Agent is unable to apply any money or Government Obligations in accordance with Section 8.1 or 8.2, as the case may be, by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then and only then shall the Company's obligations under this Indenture and the Notes be revived and reinstated as though no deposit had been made pursuant to Section 8.1 or 8.2, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Obligations in accordance with this Indenture; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX.
AMENDMENTS, SUPPLEMENTS AND WAIVERS

        SECTION 9.1.    Without Consent of Holders.    From time to time, the Company, when authorized by a Board Resolution of its Board of Directors, and the Trustee may amend or supplement this Indenture and the Notes without notice to or consent of any Holder:

          (a)   to comply with any requirements of the SEC in connection with the qualification of this Indenture under the TIA;

          (b)   to evidence the succession to accordance with Article V hereof of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Notes;

          (c)   to cure any ambiguity, defect or inconsistency;

          (d)   to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Notes; or

          (e)   to make any change that, in the opinion of both the Board of Directors as evidenced by a Board Resolution and an opinion of counsel to the Trustee, would provide any additional rights or benefits to Holders or does not adversely affect the rights of any Holder; provided, however that the Company shall give notice to the Holder of any such amendment effected pursuant to this clause (e).

        SECTION 9.2.    With Consent of Holders.    Subject to Section 6.7 and the provisions of this Section 9.2, the Company, when authorized by a Board Resolution, and the Trustee may modify or amend this Indenture or the Notes in any respect with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then Outstanding (including, without limitation, consents obtained in connection with the purchase of, or tender offer of exchange offer for, Notes). Subject to Section 6.7 and the provisions of this Section 9.2, the Holders of, in the aggregate, at least a majority in aggregate principal amount of the Outstanding Notes affected may waive compliance by the Company with any provision of this Indenture or the Notes (including, without limitation, consents obtained in connection with the purchase of, or tender offer or exchange offer for, Notes).

        Notwithstanding the foregoing, without the consent of each Holder affected, a modification, amendment, or waiver, including a waiver pursuant to Section 6.4, may not:

           (a)  change the Stated Maturity of the principal of, or any installment of interest on, any Note;

           (b)  reduce the principal amount of, or premium, if any, or interest on, any Note;

           (c)  change the currency of payment of principal of, or premium, if any, or interest on, any Note (other than redenomination of the Notes in euros as required by applicable law);

           (d)  impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note;

           (e)  reduce the above-stated percentage of Outstanding Notes the consent of whose Holders is necessary to modify or amend this Indenture or the Notes;

            (f)  waive a default in the payment of principal of, premium, if any, or interest on the Notes;

           (g)  reduce the percentage or aggregate principal amount of Outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of this Indenture or for waiver of certain defaults hereunder.

          It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

          After an amendment, supplement or waiver under this Section 9.2 becomes effective, the Company shall, unless the Trustee otherwise agrees, give to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver in accordance with Section 11.2(b) hereof. Any failure of the Company to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment or waiver.

          Promptly after the execution by the Company and the Trustee of any supplemental indenture pursuant to the provisions of this Section 9.2, the Trustee shall give notice thereof in accordance with Section 11.2(b) hereof, at the expense of the Company, to the Holders of then Outstanding Notes, which notice shall set forth in general terms the substance of such supplemental indenture. Any failure of the Trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

        SECTION 9.3.    Compliance with Trust Indenture Act.    Every amendment to or supplement of this Indenture or the Notes shall comply with the TIA as then in effect, if applicable at the time.

        SECTION 9.4.    Revocation and Effect of Amendments and Consents.    Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of that Note or portion of that Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion of a Note. Such revocation shall be effective only if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver shall become effective on receipt by the Trustee of written consents from the Holders of the requisite percentage in principal amount of the Outstanding Notes. Notwithstanding the above, nothing in this paragraph shall impair the right of any Holder under Section 316(b) of the TIA.

        The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders of Notes entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the last three sentences of the immediately preceding paragraph, those Persons who were Holders of Notes at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders of Notes after such record date. Such consent shall be effective only for actions taken within 90 days after such record date.

        After an amendment, supplement or waiver becomes effective, it shall bind every Holder (and every subsequent Holder), unless it is of the type described in any of clauses (a) through (g) of Section 9.2, in which case it shall bind every Holder consenting thereto and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note.

        SECTION 9.5.    Notation on or Exchange of Notes.    If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall execute as a deed and issue, and the Trustee shall authenticate, a new Note that reflects the changed terms. Failure to make the appropriate notation or execute as a deed and issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

        SECTION 9.6.    Trustee to Sign and Notify Holders of Amendments, Etc.    The Trustee may, but shall not be obligated to execute as a deed any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties or immunities of the Trustee. The Trustee may, but shall not be obligated to, execute any amendment, supplement or waiver that affects the rights, duties or immunities of the Trustee under this Indenture or otherwise. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive, and shall be fully protected to relying upon, an Opinion of Counsel or an Officer's Certificate stating that the execution of any proposed amendment, supplement or waiver is authorized or permitted by this Indenture. In signing any amendment supplement or waiver, the Trustee shall be entitled to receive indemnity reasonably satisfactory to it.

ARTICLE X.
[OMITTED]

ARTICLE XI.
MISCELLANEOUS

        SECTION 11.1.    Trust Indenture Act.    This Indenture shall incorporate and, subject to Section 11.10, be governed by the provisions of the TIA that are required to be part of and to govern indentures qualified under the TIA. If any provision of this Indenture modifies any TIA provision that may be so modified under the TIA, such TIA provision shall be deemed to apply to this Indenture as so modified. If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the provision required by the TIA shall control.

        SECTION 11.2.    Notices.    (a) Any notice or communication shall be deemed given if in writing and delivered in Person or mailed by first-class mail or telecopier communication, addressed as follows, and received by the addressee:

  (i)
  if to the Company:

  Luxfer Holdings PLC
  The Victoria, 150-182 Harbour City
  Salford Quays
  Salford M5 O 3SP
  England

  Telephone: 44-161-911-8800 Telecopier: 44-161-911-8893
  Attention: Chief Financial Officer

  (ii)
  if to the Trustee or the Common Depositary:

  The Bank of New York
  One Canada Square
  London E145AL

  Telephone: (0)207-964-7662
  Telecopier +44-(0)207-964-6399

  Attention Corporate Trust Department

  (iii)
  if to the Paying Agent in [Location of Paying Agent]:

  [Address]

  Telephone: [                        ]
  Telecopier: [                        ]

        The Company, the Trustee or the Common Depositary by notice to the other may designate additional or different addresses for subsequent notices or communications.

          (b)   Notices regarding the Notes shall, for so long as the Notes are listed on the [Relevant Exchange], and the rules of the [Relevant Exchange] so require, be published in [Location of Relevant Exchange] in a newspaper having general circulation in [Location of Relevant Exchange] (if practicable, the [Name of Publication]), publication to be not later than the latest date, and not earlier than the earliest date, prescribed hereunder for the giving of such notice and mailed by first class postage or overnight delivery to each registered Holder of Notes at such Holder's address as it appears in the Security Register, not later than the latest date, and not earlier than the earliest date, prescribed hereunder for the giving of such notice. Copies of any such communication or notice to a Holder shall also be mailed to the Trustee and each Agent at the same time. To the extent required by the Trust Indenture Act, any notice or communication shall also be mailed to any Person described in TIA Section 313(c).

          Failure to give a notice or communication to a Holder as provided herein or any defect in it shall not affect its sufficiency with respect to other Holders. All notices and communications (other than those sent to the Trustee) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery. Except for a notice to the Trustee, which is deemed given only when received, and except as otherwise provided in this Indenture, if a notice or communication is given in the manner provided above, it is duly given, whether or not the addressee receives it.

        SECTION 11.3.    Communications by Holders with Other Holders.    Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and any other Person shall have the protection of TIA Section 312(c).

        SECTION 11.4.    Certificate and Opinion of Counsel as to Conditions Precedent.    Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall, if requested by the Trustee, furnish to the Trustee (a) an Officers' Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with, (b) an Opinion of Counsel stating that, in the opinion of counsel, all such conditions have been complied with and (c) where applicable, a certificate or opinion by an accountant that complies with TIA Section 314(c).

        SECTION 11.5.    Statements Required in Certificate and Opinion of Counsel.    Each certificate and Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Indenture shall include:

          (a)   a statement that the Person making such certificate or Opinion of Counsel has read such covenant or condition;

          (b)   a brief statement as to the nature and scope of the examination or investigation upon which the statements contained in such certificate or Opinion of Counsel are based;

          (c)   a statement that, in the opinion of such Person, he has made such examination or investigation as he deemed necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

          (d)   a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with, and such other opinions as the Trustee may reasonably request;

provided that, with respect to matters of fact, an Opinion of Counsel may rely on an Officers' Certificate or certificates of public officials.

        SECTION 11.6.    Rules by Trustee, Paying Agent, Registrar.    The Trustee may make reasonable rules for action by or at a meeting of Holders of the Notes. The Paying Agent or Registrar may make reasonable rules for its functions.

        SECTION 11.7.    Agent for Service; Submission to Jurisdiction; Waiver of Immunities.    By the execution and delivery of this Indenture, the Company (i) acknowledges that it has, by separate written instrument, designated and appointed Corporation Service Company, with offices currently at 1133 Avenue of the Americas, Suite #3100, New York, New York 10036, as its authorized agent upon which process may be served in any suit, action or proceeding arising out of or relating to the Notes or this Indenture that may be instituted in any federal or state court in the State of New York, Borough of Manhattan, or brought under federal or state securities laws or brought by the Trustee (whether in its individual capacity or in its capacity as Trustee hereunder), and acknowledges that Corporation Service Company has accepted such designation, (ii) submits to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding or any claim of inconvenient forum and (iii) agrees that service of process upon Corporation Service Company and written notice of said service to the Company (mailed or delivered to its Chief Financial Officer at its principal office as specified in Section 11.2), shall be deemed in every respect effective service of process upon it in any such suit or proceeding. The Company further agrees to take any and all action, including the execution and filing of any and all such documents and instruments as may be necessary to continue such designation and appointment of Corporation Service Company in full force and effect so long as this Indenture shall be in full force and effect or any of the Notes shall be Outstanding.

        To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this Indenture and the Notes, to the extent permitted by law.

        SECTION 11.8.    Conversion of Currency.    The Company covenants and agrees that the following provisions shall apply to conversion of currency in the case of the Notes and this Indenture:

          (a)   (i) If for the purposes of obtaining judgment in, or enforcing the judgment of, any court in any country, it becomes necessary to convert into any other currency (the "judgment currency") an amount due in pounds sterling or such other currency of the United Kingdom that at the time of payment shall be legal tender for the payment of public and private debts, then the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given or the order of enforcement is made, as the case may be (unless a court shall otherwise determine).

             (ii)  If there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given or an order of endorsement is made, as the case may be (or such other date as a court shall determine), and the date of receipt of the amount due, the Company will pay such additional (or, as the case may be, such lesser)

    amount, if any, as may be necessary so that the amount paid in the judgment currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount in pounds sterling or such other currency of the United Kingdom that at the time of payment shall be legal tender for the payment of public and private debts as originally due.

          (b)   In the event of the winding-up of the Company at any time while any amount or damages owing under the Notes and this Indenture, or any judgment or order rendered in respect thereof, shall remain outstanding, the Company shall indemnify and hold the Holders of Notes and the Trustee harmless against any deficiency arising or resulting from any variation in rates of exchange between (i) the date as of which the equivalent of the amount in pounds sterling or such other currency of the United Kingdom that at the time of payment shall be legal tender for the payment of public and private debts due or contingently due under the Notes and this Indenture (other than under this paragraph (b)) is calculated for the purposes of such winding-up and (2) the final date for the filing of proofs of claim in such winding-up. For the purpose of this paragraph (b) the final date for the filing of proofs of claim in the winding-up of the Company shall be the date fixed by the liquidator or otherwise in accordance with the relevant provisions of applicable law as being the latest practicable date as at which liabilities of the Company may be ascertained for such winding-up prior to payment by the liquidator or otherwise in respect thereto.

          (c)   The obligations contained in paragraphs (a)(ii) and (b) of this Section 11.8 shall constitute separate and independent obligations of the Company from its other obligations under the Notes and this Indenture, shall give rise to separate and independent causes of action against the Company, shall apply irrespective of any waiver or extension granted by any Holder or the Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof of claim in the winding-up of the Company for a liquidated sum in respect of amounts due hereunder (other than under paragraph (b) above) or under any such judgment or order. Any such deficiency as aforesaid shall be deemed to constitute a loss suffered by the Holders or the Trustee, as the case may be, and no proof or evidence of any actual loss shall be required by the Company or its liquidator. In the case of paragraph (b) above, the amount of such deficiency shall not be deemed to be reduced by any variation in rates of exchange occurring between the said final date and the date of any liquidating distribution.

          (d)   The term "rate(s) of exchange" shall mean the noon buying rate in The City of New York as certified for customs purposes by the Federal Reserve Bank of New York on the relevant date for cable transfers in the judgment currency other than pounds sterling or such other currency of the United Kingdom that at the time of payment shall be legal tender for the payment of public and private debts referred to in paragraphs (a) and (b) above and shall include any premiums and costs of exchange payable.

        SECTION 11.9.    Legal Holiday.    If any Payment Date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, based on the actual number of days elapsed from the last Interest Payment Date and a 365-day year. If a Record Date is a Legal Holiday, the Record Date shall not be affected.

        SECTION 11.10.    Governing Law.    This Indenture and the Notes shall be governed by the laws of England and Wales.

        SECTION 11.11.    No Recourse Against Others.    No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in this Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the-Notes.

        SECTION 11.12.    Successors.    All agreements of the Company in this Indenture and the Notes shall bind its successor. All agreements of the Trustee in this Indenture shall bind its successor.

        SECTION 11.13.    Duplicate Originals.    The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same deed.

        SECTION 11.14.    Separability.    In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        SECTION 11.15.    Table of Contents, Headings, Etc.    The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

        SECTION 11.16.    No Adverse Interpretation of Other Agreements.    No other indenture, loan or debt agreement of the Company or any subsidiary of the Company may be used to interpret this Indenture.

        SECTION 11.17.    Contracts (Rights of Third Parties) Act 1999.    Save as expressly provided otherwise in this Indenture, a person who is not a party to this Indenture has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Indenture, but this does not affect any right or remedy of a third party (including, without limitation, a Holder) which exists or is available apart from that Act.

        IN WITNESS WHEREOF, this Indenture has been executed as a deed on the date first written above.

EXECUTED as a deed by	)
LUXFER HOLDINGS PLC	)
acting by under	)
the authority of that company in the	)
presence of	)
EXECUTED as a deed by	)
THE BANK OF NEW YORK	)
acting by under	)
the authority of that company
Accepted and agreed by: [PAYING AGENT]

EXHIBIT A

FORM OF NOTE
[FACE OF NOTE]
LUXFER HOLDINGS PLC
Floating Rate Senior Note Due 2012

ISIN:    •
Common Code:    •

No.

        Issue Date

        [If a Global Note, then insert:] THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF EUROCLEAR OR CLEARSTREAM (EACH, A "DEPOSITORY") OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY. THIS SECURITY IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN A DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY A DEPOSITORY TO A NOMINEE OF A DEPOSITORY OR BY A NOMINEE OF A DEPOSITORY TO A DEPOSITORY OR ANOTHER NOMINEE OF A DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

        [If a Global Note, then insert:] UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF A DEPOSITORY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF SUCH DEPOSITORY OR A NOMINEE OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF A DEPOSITORY (AND ANY PAYMENT IS MADE TO ITS NOMINEE OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF A DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, A NOMINEE OF A DEPOSITORY, HAS AN INTEREST HEREIN.

        LUXFER HOLDINGS PLC, a public limited company incorporated under the laws of England and Wales with registration number 3690830 (the "Company", which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to                          or its registered assigns the principal sum of £                         [if a Global Note, then insert:] [(subject to adjustments listed on the Schedule of Principal Amount of Indebtedness Evidenced by this Note)] on February [    ], 2012.

        Interest Payment Dates: May 1 and November l, commencing May 1, 2007, except that the last Interest Payment Date shall be February [    ], 2012.

        Record Dates: April 15 and October 15, except that the Record Date for the last Interest Payment Date shall be January [    ], 2012.

        Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

        IN WITNESS WHEREOF, the Company has executed this Note as a deed

Date
EXECUTED as a deed by	)
LUXFER HOLDINGS PLC	)
acting by under	)
the authority of that company in the	)
presence of	)
(Trustee's Certificate of Authentication)

        This is one of the Floating Rate Senior Notes due 2012 described in the within-mentioned Indenture.

Date
THE BANK OF NEW YORK, as Trustee
By
Authorized Signatory

[REVERSE SIDE OF NOTE]

LUXFER HOLDINGS PLC

FLOATING RATE SENIOR NOTE DUE 2012

        1.     Principal and Interest. The Company will pay the principal (including any Capitalized Interest Amounts) of this Note on November 1, 2012.

        The Company promises to pay accrued interest on the principal amount of this Note on each Interest Payment Date semi-annually in arrears to the Holders of record of this Note at the close of business (London time) on the April 15 and October 15 immediately preceding the Interest Payment Date, commencing May 1, 2007, as set forth below. Interest for any Interest Period shall accrue at the rate per annum (the "Applicable Rate") of LIBOR, plus 6.0%, as reset on the Determination Date immediately preceding the relevant Interest Period and subject to adjustment for any Rating Event. The Applicable Rate shall be determined by the Calculation Agent, which shall initially be The Bank of New York. Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be May 1, 2007.

        Interest on the Notes shall be payable in cash as provided below; provided that until the principal amount thereof shall become due and payable, the Company may, in its sole discretion, elect to pay up to 1.5% per annum (but in no event more than 1.5% per annum) of the interest accrued on the principal amount of each Note on each Interest Payment Date in the form of Additional Notes. The Additional Notes will be identical to the initial issued Notes, except that interest will begin to accrue from the date they are issued rather than the Closing Date. Any payment of interest in Additional Notes to the extent permitted hereunder shall be deemed to be payment in full to the same extent as if it were paid in cash.

        The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue payments of principal and premium, if any, and interest on overdue installments of interest of this Note at a rate of 2% per annum. Any such interest shall be payable on demand and shall be compounded semi-annually on each May 1 and November 1.

        So long as the Notes shall have received a rating of at least "Caa1" from Moody's or "CCC+" from S&P, then beginning on the date that such rating is received, the Applicable Rate borne by the Notes shall be decreased by 0.5% per annum, accruing from the date the Notes receive such rating until the date such rating on the Notes is no longer maintained, at which time the Applicable Rate shall increase by 0.5% (any such event resulting in such increase or decrease in the Applicable Rate, a "Rating Event"), provided that during any period that the annual interest borne by the Notes is decreased as described herein, then the total amount of interest payable in the form of Additional Notes shall not at any time exceed 1.0% per annum.

        The amount of interest for each day that the Notes are outstanding (the "Daily Interest Amount") will be calculated by the Calculation Agent by dividing the Applicable Rate in effect for such day by 365 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period. All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all pounds sterling amounts resulting from such calculations will be rounded to the nearest pence (with one-half pence being rounded upwards). The Calculation Agent will, upon the request of any Holder, provide the interest rate then in effect with respect to the Notes. The interest rate on the Notes will in no event be higher than the maximum rate permitted by the laws of England and Wales. All calculations made by the Calculation Agent in the absence of willful default, bad faith or manifest error will be conclusive for all purposes and binding on the Company and the Holders.

        The following definitions apply to the Notes:

        "Calculation Agent" means the calculation agent that will determine the interest rate per annum (reset semi-annually) for the Notes, as provided in the Notes, and which will initially be the Trustee.

        "Determination Date", with respect to an Interest Period, will be the first London Banking Day preceding the first day of the Interest Period.

        "Interest Payment Date" when used with respect to any Note, means each semi-annual interest payment date on May 1 and November 1 of each year, commencing May 1, 2007, except that the last Interest Payment Date shall be the same date as the Stated Maturity of the Notes. If any such date is not a Business Day, the Interest Payment Date shall be the next succeeding Business Day.

        "Interest Period" means the period commencing on and including an Interest Payment Date and ending and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include the Closing Date and end on and include April 30, 2007.

        "LIBOR" with respect to an Interest Period, will be the British Bankers' Association Interest Settlement Rate, expressed as a percentage per annum for deposits in pounds sterling for a six-month period beginning on the first London Banking Day after the Determination Date that appears on Reuters Page "LIBOR01" or any substitute page as of 11:00 a.m., London time, on the Determination Date. If the page "LIBOR01" does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in pounds sterling for a six-month period beginning on the first London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

        "London Banking Day" is any day in which dealings in pounds sterling are transacted or, with respect to any future day, are expected to be transacted in the London interbank market.

        2.     Method of Payment. The Company will pay interest on the Notes (including defaulted interest) to the Persons who are registered Holders of Notes at the close of business (London time) on the April 15 or October 15 immediately preceding the respective Interest Payment Date (whether or not a Business Day) even if this Note is cancelled after the record date and on or before the relevant Interest Payment Date. The amount of payments in respect of interest on each Interest Payment Date shall correspond to the aggregate principal amount of Notes as established by the Registrar at the close of business (London time) on the relevant record date. Payments of principal shall be made upon surrender of the relevant Notes to the Paying Agent of the Company maintained for that purpose in London, England or [Location or Relevant Exchange]. The Company will pay principal, premium, if any, and interest (unless the Company elects to pay such interest through the issuance of Additional Notes, as permitted under this Note) by wire transfer of immediately available funds in pounds sterling or such other currency of the United Kingdom that at the time of payment is legal tender for payment of public and private debts to the account specified by the Holder of the Notes. However, the Company may pay principal, premium, if any, and interest by check payable in such money.

        Payments of interest that the Company elects to make in the form of Additional Notes will be (i) mailed to the person entitled thereto as shown on the register for the Definitive Registered Securities if the Notes are then held in the form of Definitive Registered Securities as of the relevant record date, or (ii) deposited into the account specified by the Holder or Holders thereof as of the relevant record date if the Notes are held in global form. Alternatively, the Company may direct the Paying Agent to make the appropriate amendments to the schedule of principal amounts of the relevant Global Notes outstanding and arrange for deposit into the account specified by the Holder or Holders thereof as of the relevant record date. Payment will be made in such form and upon such terms as specified in the Indenture, and the Company will and the Paying Agent may take additional steps as are necessary to effect such payment.

        If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day based on the actual number of days elapsed from the last Interest Payment Date. Upon deposit of funds in pounds sterling and the mailing or deposit of any Additional Notes in accordance with this Condition 2, the Company shall have no further liability to such Holders with respect to such interest or principal payments.

        3.     Paying Agent. Initially, the Trustee will act as Paying Agent in London, England and [Name and address of paying agent], will act as Paying Agent in [Location of Relevant Exchange]. The Company may change any Paying Agent without notice in accordance with the Indenture. Neither the Company nor any of its Affiliates may act as Paying Agent with respect to an Offer to Purchase.

        4.     Indenture. The Company issued the Notes under an Indenture dated as of February [    ], 2007 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). This Note is one of an issue of Notes of the Company issued, or to be issued, under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§77aaa-77bbbb), as amended from time to time. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of all such terms. Capitalized and certain other terms used herein and not otherwise defined have the meanings set forth in the Indenture. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

        The Notes issued under the Indenture are unsecured obligations of the Company issued in fully registered form and initially limited in aggregate principal amount to £[71,575,000].

        5.     Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries, among other things, to Incur additional Indebtedness, make Restricted Payments, suffer to exist restrictions on the ability of Restricted Subsidiaries to make certain payments to the Company, issue Capital Stock of Restricted Subsidiaries, Guarantee Indebtedness of the Company, engage in transactions with Affiliates, suffer to exist or incur Liens, enter into certain sale-leaseback transactions, use the proceeds from Asset Sales, or merge, consolidate or transfer substantially all of its assets. Within 90 days after the end of each fiscal year, the Company shall deliver to the Trustee an Officers' Certificate stating whether or not the signers thereof know of any Default or Event of Default under such restrictive covenants.

        6.     Additional Amounts. The Company will pay to the Holders of Notes such Additional Amounts as may become payable under Section 4.17 of the Indenture.

        7.     Redemption. (a) The Notes are redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after November 1, 2007 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address, as it appears in the Security Register at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date, if redeemed during the 12-month period commencing February [    ] of the years set forth below:

Year	Redemption Price
2008	103%
2009	102%
20010	101%
2011 and thereafter	100%

        (b)   In addition, the Notes may be redeemed as a whole, but not in part, at the option of the Company, at 100% of their principal amount, together with accrued interest thereon, if any, to the Redemption Date, in the event the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts (or if the Common Depositary would be obligated to pay additional amounts as a result of deduction of withholding payments by the Common Depositary) as a result of a change in laws (including any regulations promulgated thereunder or any ruling or judgment with respect thereto), or change in any official position regarding the application or interpretation or such laws or regulations, which change is announced or becomes effective on or after the Closing Date.

        8.     Notice of Redemption. Except as otherwise specifically provided in Condition 7, notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to the Holder of this Note at such Holder's registered address as it appears in the Register. Notes may be redeemed in part, provided that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than £50,000. On and after the Redemption Date, unless the Company defaults in making the redemption payment, interest on Notes called for redemption will cease to accrue.

        9.     Repurchase upon Change of Control. The Company shall commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes in a minimum amount of £1.00 and any integral multiple of £1.00 in excess thereof then Outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date. No partial redemption of a Note hereunder shall reduce the portion of the principal amount of a Note not redeemed to less than £50,000.

        10.   Denominations Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of £1.00 and integral multiples of £1.00 in excess thereof. Notes may be transferred only in minimum amounts of £50,000 and integral multiples of £1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note selected for redemption.

        11.   Persons Deemed Owners. The registered Holder of this Note shall be treated as the owner of this Note for all purposes.

        12.   Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment as general creditors unless an "abandoned property" law designates another Person.

        13.   Amendment, Supplement, Waiver, Etc. The Company and the Trustee (if a party thereto) may, without the consent of the Holders of any Outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, complying, to the extent applicable, with the applicable rules relating to the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, and making any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any Holder. Other amendments and modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the Outstanding Notes, subject to certain exceptions requiring the consent of the Holders of the particular Notes to be affected.

        14.   Successor Corporation. When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture and the transaction complies with the terms of Article V of the Indenture, the predecessor corporation will, except as provided in such Article V, be released from those obligations.

        15.   Defaults and Remedies. The following events are defined as "Events of Default" in the Indenture: (i) a default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (ii) a default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (iii) a default in the performance or breach of the provisions of Article V of the Indenture or the failure to make or consummate an Offer to Purchase in accordance with Section 4.16 or 4.18 thereof; (iv) any default in the performance, or breach, of any other covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (i), (ii) or (iii) above), which default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (v) the occurrence of, with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) having an outstanding principal amount of £5,000,000 or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holders thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (vi) any final judgment or order (not covered by insurance to the satisfaction of the Trustee) for the payment of money in excess of £5,000,000 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed £5,000,000 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; and (vii) certain events of bankruptcy, insolvency, reorganization or administration affecting the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary).

        Subject to certain limitations in the Indenture, if an Event of Default (other than an Event of Default specified in Section 6.1(a)(vii) or (viii) of the Indenture that occurs with respect to the Company) occurs and is continuing, then the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the Notes to be immediately due and payable at their principal amount together with accrued interest and premium, if any. In the event of a declaration of acceleration because an Event of Default set forth in clause (v) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (v) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in Section 6.l (a)(vii) or (viii) of the Indenture occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then Outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then Outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

        16.   Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

        17.   No Recourse Against Others. A trustee, director, officer, employee, stockholder or incorporator or any successor Person thereof, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder of a Note, by accepting a Note, waives and releases all such liability.

        18.   Discharge Prior to Redemption or Maturity. The Company's obligations pursuant to the Indenture may be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the Notes or upon the irrevocable deposit with the Trustee of money and/or Government Obligations sufficient to pay when due principal of and interest on the Notes to maturity or redemption, as the case may be.

        19.   Authentication. This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

        20.   Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JTTEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

        This Note shall be governed by the laws of England and Wales.

        The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:.

LUXFER HOLDINGS PLC The Victoria 150-182 Harbour City Salford Quays Salford M5O 3SP England

[If a Global Note, then insert:]

        SCHEDULE OF PRINCIPAL AMOUNT OF INDEBTEDNESS

        EVIDENCED BY THIS NOTE

        The initial principal amount of indebtedness evidenced by this Note shall be £                        . The following decreases/increases in the principal amount evidenced by this Note have been made:

Date of Decrease/ Increase	Decrease in Principal Amount of this Global Note	Increase in Principal Amount of this Global Note	Total Principal Amount of this Global Note Following such Decrease/Increase	Notation Made by or on Behalf of Trustee

TRANSFER NOTICE

        FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto

(Insert transferee's social security or tax ID number)

(Print or type transferee's name, address and zip code)
and irrevocably appoint

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date	Signature

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee

OPTION OF HOLDER TO ELECT PURCHASE

        If you wish to have this Note purchased by the Company pursuant to Section 4.16 or 4.18 of the Indenture, check the Box.  ☐

        If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.16 or 4.18 of the Indenture, state the amount (in principal amount):

£
Date
Your Signature:
(Sign exactly as your name appears on the other side of this Note)
Signature Guarantee:

QuickLinks

CROSS-REFERENCE TABLE between the Trust Indenture of 1939 and the Indenture
TABLE OF CONTENTS
RECITALS OF THE COMPANY
ARTICLE I. DEFINITIONS AND INCORPORATION BY REFERENCE
ARTICLE II. THE NOTES
ARTICLE III. REDEMPTION
ARTICLE IV. COVENANTS
ARTICLE V. SUCCESSOR CORPORATION
ARTICLE VI. DEFAULT AND REMEDIES
ARTICLE VII. TRUSTEE
ARTICLE VIII. DISCHARGE OF INDENTURE, DEFEASANCE
ARTICLE IX. AMENDMENTS, SUPPLEMENTS AND WAIVERS
ARTICLE X. [OMITTED]
ARTICLE XI. MISCELLANEOUS
TRANSFER NOTICE
OPTION OF HOLDER TO ELECT PURCHASE